                                                                Exhibit 10.25











                                      LEASE

                                     BETWEEN

                                 DIV NATICK, LLC

                                       AND

                             SYSTEMSOFT CORPORATION

                                                                          265717
                                TABLE OF CONTENTS


Article 1 - Demised Premises - Term of Lease.................................1
Article 2 - Rent.............................................................5
Article 3 - Utility Services................................................13
Article 4 - Insurance.......................................................13
Article 5 - Use of Demised Premises.........................................15
Article 6 - Compliance with Legal Requirements..............................16
Article 7 - Construction, Condition, Repairs and Maintenance
              of Demised Premises...........................................17
Article 8 - Alterations and Additions.......................................23
Article 9 - Discharge of Liens..............................................23
Article 10 - Subordination..................................................24
Article 11 - Fire, Casualty and Eminent Domain..............................27
Article 12 - Indemnification ...............................................28
Article 13 - Mortgages, Assignments and Subleases by Lessee.................29
Article 14 - Default........................................................32
Article 15 - Surrender......................................................35
Article 16 - Quiet Enjoyment................................................36
Article 17 - Acceptance of Surrender........................................36
Article 18 - Notices - Service of Process...................................36
Article 19 - Separability of Provisions.....................................37
Article 20 - Miscellaneous..................................................37
Article 21 - Intentionally Deleted..........................................41
Article 22 - Intentionally Deleted..........................................41
Article 23 - Option.........................................................41
Article 24 - Right of First Offer...........................................42

Exhibit A - Description of Premises
Exhibit B - Design Development Plans and Specifications
Exhibit C - Additional Parking
Exhibit D - Title Matters
Exhibit E - Lessee's Preliminary Plans

                                      LEASE


     LEASE dated December 20, 1996 by and between DIV Natick, LLC, a Massachusetts limited liability company (hereinafter called "Lessor"), and SystemSoft Corporation, a Delaware corporation (hereinafter called "Lessee").

                                    ARTICLE 1
                        DEMISED PREMISES - TERM OF LEASE

     Section 1.01. Upon and subject to the conditions and limitations hereinafter set forth, Lessor does hereby lease and demise unto Lessee the entire building to be constructed by Lessor in accordance with this Lease (the "Demised Premises") on the land known as and numbered 568-598 Worcester Street, Natick, Massachusetts more particularly described on EXHIBIT "A" (the "Premises"), together with the right to use, in common with others, the walkways, driveways, parking areas, and utility lines serving the Demised Premises, terraces adjacent to the Demised Premises, and undeveloped portions of the Premises for passive recreation activities such as walking and picnicking. The Premises include land areas which may be developed by Lessor (or a successor or assign of Lessor's development rights) for additional building and site improvements (the "Development Land"), as shown on EXHIBIT "A". Pursuant to a separate agreement of even date between Lessor and Lessee (the "Phase B Agreement"), Lessee has certain rights to require that an additional building and related site improvements ("Phase B") be developed on the Development Land and leased to Lessee. The Development Land may also be developed and leased to a third-party if permitted under the Phase B Agreement. The Premises may be subdivided into separate lots, may be submitted to a condominium regime or may be divided into separate leasehold lots by ground leases in order to permit separate ownership and financing of all or any portion of the Development Land so long as Lessee's rights and obligations under this Lease and the Phase B Agreement are not affected in any material respect. In the event the Premises as originally defined is subdivided or separated into separate leasehold lots, the Premises shall be deemed to exclude all portions of the Development Land which is so separated or subdivided. In the event the Premises are submitted to a condominium regime, the Premises shall be deemed to be the condominium unit consisting of the Demised Premises. Lessee agrees to enter into any instruments reasonably requested by Lessor in connection with the foregoing so long as the same are not inconsistent with the rights of Lessee under this Lease and the Phase B Agreement and are otherwise reasonably acceptable to Lessee. Without limiting the generality of the foregoing, such instruments may include an acknowledgment that Lessee has no rights under this Lease with respect to the Development Land except for the use of any common walkways, driveways, parking areas and other specifically designated parts of the Premises serving the Demised Premises, and/or a subordination of this Lease to documents creating a condominium on the Premises. Lessee shall have a right to review and approve any proposed condominium, subdivision, or ground lease documents, such approval not to be unreasonably withheld, and shall agree to be bound by and comply with the approved condominium, subdivision, or ground lease documents. After development of the Development Land commences, except for the right to use walkways, driveways, parking areas and utility lines serving the Demised Premises (which may be relocated, removed, or altered as set forth in the Phase B Agreement), Lessee shall have no rights or claims against Lessor under this Lease with respect to the Development Land, its development, or any improvements thereto, including any interruption in the use of walkways, driveways, parking areas, or other portions of the Development Land serving the Demised Premises, Lessee agreeing that its rights with respect to such matters are provided under the Phase B Agreement and that Lessee shall look solely to the party who is the "Developer" from time to time under the Phase B Agreement with respect to such matters. If Lessor is the "Developer" under the Phase B Agreement, amounts due from Tenant to Lessor under the Phase B Agreement shall be deemed to be additional rent hereunder.

     Section 1.02. The term of this Lease shall commence on the earlier of (a) the date 120 days after the Initial Delivery Date (as defined below), provided that such date shall be extended by the number of days of any Lessor Delay (also as defined below) or (b) the date Lessee enters into possession of all or any substantial portion of the Demised Premises for the conduct of its business (which shall expressly exclude entry to perform Lessee's Work or otherwise prepare the Demised Premises for occupancy). The date of commencement as so determined is hereinafter referred to as the "Commencement Date." The term shall expire fifteen (15) years after the Commencement Date, unless extended or sooner terminated as hereinafter provided. If the Commencement Date is other than the first day of the month, the balance of the month during which the Commencement Date occurs (the "Commencement Month") shall be added to the first year of the term. Lessor will provide Lessee with at least fourteen (14) days prior notice of the Initial Delivery Date. (If the Initial Delivery Date does not occur on the initially designated date, Lessor shall keep Lessee informed of the anticipated Initial Delivery Date but shall not be required to give another 14-day notice.)

     The Initial Delivery Date shall be the date on which at least one-half floor of the Demised Premises is in "Delivery Condition," meaning that the roof membrane is down (but not fully completed) and the exterior wall is installed or tarped, with floor slabs and columns in place, and with reasonable access and staging areas available, so that Lessee may commence construction of Lessee's Work in such one-half floor area.

         After the Initial Delivery Date occurs, Lessor shall use reasonable efforts to put additional portions of the Demised Premises in Delivery Condition according to the following schedule:

     Applicable Portion
     ------------------
     of Demised Premises                Scheduled Delivery Date
     -------------------                -----------------------

    Second One-Half Floor        12 days after the Initial Delivery Date

     Applicable Portion
     ------------------
     of Demised Premises                Scheduled Delivery Date
     -------------------                -----------------------

    Third One-Half Floor         12 days after the date Delivery Condition
                                 actually occurs for the Second One-Half
                                 Floor
    Fourth One-Half Floor        12 days after the date Delivery Condition
                                 actually occurs for the Third One-Half Floor
    Fifth One-Half Floor         12 days after the date Delivery Condition
                                 actually occurs for the Fourth One-Half Floor
    Sixth One-Half Floor         12 days after the date Delivery Condition
                                 actually occurs for the Fifth One-Half Floor

A "Lessor's Delay" shall mean (i) the number of days after any Scheduled Delivery Date that Delivery Condition actually occurs for the Applicable Portion of the Demised Premises and/or (ii) if Lessor's Work is not Substantially Completed within 120 days after the Initial Delivery Date, the number of days after the expiration of the 120-day period that Lessor's Work is Substantially Completed; provided the deadlines set forth in this Section 1.02 for Delivery Condition of portions of the Demised Premises and for Substantial Completion shall be extended for delays caused by Lessee so long as Lessor promptly notifies Lessee of the delay.

     "Substantial Completion" and "Substantially Completed" mean that the construction of Lessor's Work is completed, excepting only punch list type items, the testing of the heating, ventilating, and air conditioning systems and completion of site improvements which could not then be completed owing to their seasonal nature, and mechanical adjustments, none of which exceptions will interfere materially with the beneficial occupancy of the Demised Premises or use of the Premises and all of which Lessor shall complete as soon as is reasonably possible under the circumstances. Lessee shall obtain a Certificate of Occupancy from the Natick Building Inspector as part of Lessee's Work, and a Certificate of Occupancy shall not be required for Substantial Completion.

     In the event of a dispute between Lessor and Lessee over whether Delivery Completion has occurred for a portion of the Demised Premises, or whether Substantial Completion has occurred, the certification of Lessor's architect shall be conclusive.

     Lessee shall have the right to enter portions of the Demised Premises prior to the Commencement Date, as and when each portion is in Delivery Condition, to construct Lessee's Work or otherwise prepare the Demised Premises for occupancy, such possession and occupancy to be under all of the terms, covenants, conditions and provisions of this Lease other than the obligation to pay rent and additional rent, but including the obligation to pay utilities. Prior to the Commencement Date, Lessee shall pay a share of utility bills equal to 1/6 multiplied by the number of half floors of the Demised Premises which were in

Delivery Condition during the period covered by the utility bill (Lessee's share to be appropriately adjusted for half floors which are in Delivery Condition for a portion of such period only). Lessee and Lessor agree to execute an agreement in recordable form identifying the actual Commencement Date and the termination date of this Lease, but a failure to execute such an agreement shall not affect the commencement or expiration of the term of this Lease.

     Section 1.03. Lessee has entered into a Purchase and Sale Agreement dated September 12, 1996 (the "P&S") with Argonaut Holdings, Inc. to acquire the Premises, and Lessor and Lessee have entered into a letter agreement dated August 30, 1996 (the "Pre-Development Agreement") and a letter agreement dated September __, 1996 (the "Side Letter") concerning the acquisition and development of the Premises. Lessee acknowledges that this Lease is being executed and delivered in anticipation of Lessor acquiring the Premises and that Lessor does not currently own the Premises, and has not obtained the governmental approvals or financing necessary to construct the Demised Premises. Lessee acknowledges that there is a possibility that Lessor will not acquire the Premises or be able to obtain such approvals or financing. If Lessor has not acquired the Premises and obtained the governmental approvals and financing necessary to construct the Demised Premises by March 15, 1997, then either party, by notice to the other, may terminate this Lease, in which event it shall be deemed void, of no further force and effect and without recourse to the parties hereto. If Delivery Condition has not occurred for all of the Demised Premises by the date (the "Outside Delivery Date") fifteen (15) months after Lessor's acquisition of the Premises, which date shall be extended for up to three (3) months for delays in the development of the Premises for reasons beyond Lessor's control, provided Lessor promptly notifies Lessee of the delay and, unless the delay is caused by Lessee, uses all reasonable efforts to mitigate the delay, then at Lessee's option exercised by notice to Lessor, this Lease shall be deemed void, of no further force and effect and without recourse to the parties hereto. Lessor's failure to acquire and develop the Premises, or any delay in the same, for any good-faith reason, shall not give rise to any liability of Lessor hereunder, shall not constitute a Lessor's default, and except as provided in this Section 1.03 shall not affect the validity of this Lease, the beginning or end of the Term as otherwise determined hereunder or Lessee's obligations associated therewith. However, Lessor agrees (i) to use commercially reasonable efforts at Lessor's expense, including overtime work, if construction delays within Lessor's reasonable control are expected to prevent Delivery Condition for all of the Demised Premises to be achieved by the Outside Delivery Date, and (ii) to cooperate with Lessee, at Lessee's request and expense, if Lessee desires to accelerate Lessor's construction schedule to permit earlier occupancy of the Demised Premises. Also, Lessor's construction lender shall be required to agree with Lessee that, if the construction loan matures or is accelerated prior to the commencement date of the term, or if Delivery Condition has not occurred for all of the Demised Premises on or before the Outside Delivery Date, Lessee shall have the right to purchase the construction loan for the full amount due thereunder. Lessee shall have the right to review and approve Lessor's construction financing to confirm the same is on reasonable commercial terms.

     Section 1.04. For the purposes of this Lease, Lessor may take title to the Premises in the name of a nominee or assignee. In the event such nominee or assignee acquires the Premises, then upon assuming and agreeing to perform the obligations of Lessor hereunder in writing the assignee or nominee of Lessor shall become the Lessor hereunder. Upon the Lessor or its nominee or assignee acquiring the Premises, this Lease shall become self-operative and in full force and effect without the necessity of any other action on the part of Lessor.

     THIS LEASE IS MADE UPON THE COVENANTS, AGREEMENTS, TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS SET FORTH HEREIN, ALL OF WHICH LESSEE AND LESSOR EACH COVENANT AND AGREE TO PERFORM AND COMPLY WITH, EXCEPTING ONLY AS TO THE COVENANTS OF THE OTHER:

                                    ARTICLE 2
                                      RENT

     Section 2.01. The Lessee shall pay the Lessor base rent in equal monthly installments during the first through fifth years, inclusive, at the annual rate of Fifteen and 18/100 ($15.18) Dollars per Rentable Square Foot, during the sixth through tenth years, inclusive, at the annual rate of Seventeen and 08/100 ($17.08) Dollars per Rentable Square Foot, and during the eleventh through fifteenth years, inclusive, at the annual rate of Nineteen and 21/100 ($19.21) Dollars per Rentable Square Foot. All monthly payments are due and payable in advance on the Commencement Date and the first day of each calendar month thereafter.

     The parties agree that the Rentable Area for the Demised Premises shall conclusively be deemed to be 125,000 square feet.

     Section 2.02. (a) Commencing on the Commencement Date, Lessee shall pay as additional rent to Lessor all real estate taxes and other municipal or public assessments (excluding assessments for water and sewer which shall be paid by Lessee pursuant to Section 3.01 hereof) levied against the Premises and all operating expenses for the Premises, except as provided below with respect to the development of an additional building on the Premises. Special assessments shall be paid over the longest period permitted.

     The additional rent computed under this Section 2.02 shall be prorated should this Lease commence or terminate before: (i) the end of any fiscal tax year for that portion related to taxes; or (ii) the end of any calendar year for that portion related to operating expenses. The Lessee shall pay to Lessor such additional rent within fifteen (15) days after written notice from Lessor to Lessee that it is due. Upon request of Lessor, Lessee shall make monthly payments of additional rent on the Commencement Date and the first of each month thereafter equal to one-twelfth (1/12) of the annual amount of such additional rent reasonably projected by Lessor to be due from Lessee (pro-rated for any partial month at the beginning or end of the term). At the request of either party, Lessee's monthly payments shall be reasonably revised from time to time so that Lessee's aggregate monthly payments shall equal the additional rent then projected to be due for the year in question. A final accounting and payment for each real estate tax and operating period shall be made within thirty (30) days after written notice from Lessor of the exact amount of such additional rent for the fiscal tax year or calendar year in question. In the event real estate taxes on the Premises, based upon which Lessee shall have paid additional rent, are subsequently reduced or abated, Lessee shall be entitled to receive a rebate of the amount abated, provided that the amount of the rebate allocable to Lessee shall in no event exceed the amount of additional rent paid by Lessee for such fiscal year on account of real estate taxes under this Section 2.02, and further provided the rebate allocable to Lessee shall be reduced by the reasonable cost of obtaining such reduction or abatement not otherwise paid by Lessee. Lessor shall seek a reduction or abatement of real estate taxes for the Premises at Lessee's reasonable request, provided that all reasonable costs incurred by Lessor in seeking the reduction or abatement shall be reimbursed by Lessee within thirty (30) days after request.

     (b) Operating expenses for the purpose of this Section shall include:

          (1) All reasonable expenses incurred by the Lessor or its agents which shall be directly related to employment in connection with the Premises of day and night supervisors, janitors, handymen, engineers, mechanics, electricians, plumbers, porters, cleaners, accounting personnel, and other personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen's compensation, insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on the Lessor or its agents pursuant to any collective bargaining agreement), for services in connection with the operation, repair, maintenance, cleaning and protection of the Premises in a manner customarily provided to first class office buildings in suburban Boston (collectively the "Operation" of the Premises), the Premises' heating, ventilating, air conditioning, electrical, plumbing and elevator systems and the other improvements constructed on the Premises, and, subject to clause (c)(1) below, personnel engaged in supervision of any of the persons mentioned above;

          (2) The reasonable market rate cost of services, materials and supplies furnished or used in the Operation of the Premises;

          (3) The reasonable market rate cost of replacements for tools and equipment used in the Operation of the Premises;

          (4) The amounts paid to managing agents and for reasonable legal and other professional fees relating to the Operation of the Premises, but excluding legal and other professional fees paid in connection with negotiation, administration or enforcement of leases; provided, however, management fees for the Premises shall not exceed three (3%) percent of the gross rental income of the Premises (including base rent and all additional rent) computed on an annual basis;

          (5) Reasonable market rate insurance premiums in connection with the Premises;

          (6) The reasonable market rate costs of plowing and snow removal, maintaining landscaping and storm water drainage systems (including requirements of the Town of Natick Planning Board Decision 15-96), and maintaining parking areas, driveways, and loading docks in good repair reasonably free of snow and ice;

          (7) Reasonable market rate amounts paid to independent contractors for services, materials and supplies furnished for the Operation of the Premises.

          (8) All other reasonable market rate expenses incurred in connection with the Operation of the Premises, including capital expenditures (except as specifically excluded below), any expenses in the nature of common area charges for facilities shared with adjoining property to the extent allocable to the Premises, and any condominium common expenses assessed against a condominium unit comprising the Demised Premises.

     (c) Operating expenses shall be computed on a cash basis and shall be determined in accordance with generally accepted accounting principles consistently applied. They may be incurred directly or by way of reimbursement and shall include taxes applicable thereto. The Lessor shall use reasonable efforts to obtain competitive prices for the goods and services provided in the Operation of the Premises. Except in cases of emergency, Lessor shall solicit at least three bids for any maintenance or repair costs to be included in operating expenses which are anticipated to be in excess of Five Thousand Dollars ($5,000.00), such amount to be reasonably adjusted from time to time for inflation (using the Consumer Price Index - All Urban Consumers for the Boston metropolitan area published by the U.S. Department of Labor or a comparable index reasonably selected by Lessor), and shall consult with Lessee before accepting a bid other than the lowest bid. The following shall be excluded from operating expenses:

          (1) Salaries and related benefits or any portion thereof for officers and executives of the Lessor above the level of property manager.

          (2) Depreciation of the Premises or any improvements thereon.

          (3) Interest and amortization on indebtedness.

          (4) Expenses for which the Lessor, by the terms of this Lease or otherwise, makes a separate charge.

          (5) The cost of any electric current or other utilities paid for by the Lessee.

          (6) Leasing fees or commissions.

          (7) Repairs or other work occasioned by the exercise of right of eminent domain.

          (8) Renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant tenant space, other than maintenance and repairs required by this Lease and work in common areas.

          (9) Lessor's costs of utilities and other services sold separately to tenants for which Lessor is entitled to be reimbursed by such tenants as an additional charge over and above the base rent, operating expense, or other rental amounts payable under the lease with such tenant.

          (10) Expenses in connection with services or other benefits of a type which Lessee is not entitled to receive under the Lease but which are provided to another tenant or occupant.

          (11) Expenses, including rental, created under any ground or underlying leases.

          (12) Any particular items and services for which a tenant otherwise reimburses Lessor by direct payment over and above the base rent, operating expenses and other rental amounts payable under the applicable lease.

          (13) Any expense for which Lessor is compensated through proceeds of insurance, condemnation or otherwise.

          (14) Expenses for periods of time not included within the term of this Lease.

          (15) All costs incurred by Lessor to keep the foundations, floor slabs, and structural columns and beams in good condition and repair, and when necessary to replace the roof. The costs of ordinary maintenance and repair of the roof shall be an operating expense.

          (16) Cost of rebuilding after casualty or taking or in the removal, abatement or remediation of hazardous substances or materials caused by Lessor or persons other than Lessee.

          (17) All operating expenses shall be reduced by the amount (net of collection costs) of any insurance reimbursement, discount or allowance received by the landlord in connection with such costs.

          (18) Costs incurred in the acquisition and development of the Premises, including the initial construction of improvements by Lessor on the Premises, the correction of any defective work in the initial construction of such improvements pursuant to Section 7.01, or otherwise during the first twelve (12) months following Substantial Completion and any longer period during which Lessor is able, with reasonable efforts, to enforce contractor's warranties to correct the defective work, and the development of the Development Land for additional buildings and related site improvements.

It is intended that base rent shall be a net return to Lessor throughout the term of this Lease free of all costs, except those which this Lease expressly makes Lessor responsible for bearing; and all provisions shall be construed in terms of such intent. However, if operating expenses paid by Lessee during the last 24 months prior to the scheduled expiration of the term (as it may be extended) include capital expenses for the replacement of any building systems or major items of equipment, and Lessee is not in material default of any of its obligations under this Lease, then within ninety (90) days after the expiration of the term Lessor shall reimburse Lessee for the unamortized portion of the capital expense (amortization to be on a straight-line basis over the useful life of the replacement). Lessor's obligation under the prior sentence shall survive the expiration of the term.

     Lessee shall have the right for a period of ninety (90) days following its receipt of Lessor's statement of additional rent due on account of operating expenses to examine Lessor's books and records concerning operating expenses. If the additional rent due was less than the additional rent paid by Lessee, Lessor shall either promptly refund to Lessee the difference or credit same against rent next due from Lessee. If the additional rent due was less than ninety-five percent (95%) of the additional rent paid by Lessee, Lessor shall reimburse Lessee for the reasonable third-party costs of reviewing Lessor's books and records.

     Prior to the separation of the Development Land from the Premises, operating expenses shall include all operating expenses incurred by Lessor in connection with the Development Land. After such separation, operating expenses under this Lease shall exclude any costs incurred by Lessor on account of the operation of the Development Land, provided that operating expenses which are incurred jointly for the benefit of the Demised Premises and the Development Land shall be allocated between the Demised Premises and the Development Land in accordance with the ratio of their respective Rentable Areas, unless the Development Land is used for a purpose materially different than the Demised Premises, such as retail uses, in which case the affected cost items shall be allocated on a reasonable basis. Prior to the construction of an additional building on the Development Land, the Rentable Area of the Development Land shall be deemed to be 80,000 square feet. If any portion of the Development Land is not a separate tax parcel, then taxes shall be allocated between the Demised Premises and such portion of the Development Land in accordance with the ratio of their respective fair market values.

     Section 2.03. All payments of rent and additional rent shall be made to the Lessor at c/o The Davis Companies, One Appleton Street, Boston Massachusetts 02116, or as may be otherwise directed by the Lessor in writing.

     Section 2.04. Lessor shall notify Lessee of the date it anticipates acquiring the Premises, and at least fourteen (14) days prior to Lessor's anticipated acquisition of the Premises, Lessee shall deliver to Lessor the sum of One Million ($1,000,000.00) Dollars as security for the payment of all rent and the performance and observance of the agreements and conditions in this Lease contained on the part of Lessee to be performed and observed (the "Security Deposit"), which sum shall be held by Lessor in a separate account and not commingled with Lessor's other funds. In the event of any default or defaults by Lessee, Lessor may apply the Security Deposit then held by Lessor, or any part thereof, including any interest then accrued thereon, towards the curing of any such default or defaults and/or towards compensating Lessor for any loss or damage arising from any such default or defaults (including amounts due and unpaid under the Phase B Agreement if deemed additional rent under
Section 1.01). If Lessor shall apply said sum or any part thereof, as aforesaid, Lessee shall on demand pay to Lessor the amount so applied by Lessor, to restore the Security Deposit to the original amount. Upon the yielding up of the Demised Premises at the expiration or earlier termination of this Lease and the cure of any defaults of Lessee under this Lease, the then unapplied and unreturned amount of the Security Deposit shall be returned to Lessee, together with interest thereon at prevailing money market account rates. In the event Lessor's interest in the Premises shall be transferred or assigned and the assigning Lessor shall credit or turn over to such assignee the sum of money referred to above or the unpaid balance thereof, Lessee agrees to look only to the assignee of such assignor with respect to the sum referred to above, its application and return.

     In lieu of cash, Lessee may provide the Security Deposit in the form of a clean, irrevocable, freely transferable letter of credit in the required amount in form and substance acceptable to Lessor and any mortgage lender, and from a bank acceptable to Lessor and its mortgage lender, as security for Lessee's obligations under this Lease. If there is a material adverse change at any time in the financial conditional of the bank issuing the letter of credit, Lessor may require Lessee to provide a substitute letter of credit from another acceptable bank within thirty (30) days after request, and if not so replaced Lessor may draw the letter of credit and hold the proceeds as set forth above. Lessor approves Silicon Valley Bank to provide the initial letter of credit for a term of no more than 18 months, and specifically reserves the right to require a letter of credit from a different bank with a higher credit rating upon expiration of the initial letter of credit. If Lessee elects to provide a letter of credit, the letter of credit shall be renewed at least 30 days prior to its expiration from time to time, and, if not so renewed, Lessor or its mortgage lender may draw the letter of credit and hold the proceeds as set forth above. If Lessee shall fail to perform any of its obligations under the Lease, Lessor or its mortgage lender may, but shall not be obliged to, draw the entire amount of the letter of credit and apply the amount necessary to cure the default. The balance shall be held by Lessor in accordance with the first paragraph of this Section 2.04 as security for the performance of Lessee's remaining obligations hereunder, and Lessee shall be obligated upon demand to make a cash payment to restore the Security Deposit from time to time to the required amount of the Security Deposit. No interest shall accrue or be paid under this Section 2.04 so long as a letter of credit is provided in lieu of cash.

         Section 2.05. Upon the fulfillment of the conditions for reimbursement set forth in this Section 2.05, Lessee shall be entitled to a cash allowance in the amount of up to Twenty Dollars ($20.00) per Rentable Square Foot contained in the Demised Premises from Lessor, which shall be used by Lessee to pay for the costs of Lessee's Work (as defined in Section 7.02). As a condition to such payment, Lessee agrees to deliver to Lessor prior to commencing Lessee's Work, a statement, in reasonable detail, outlining Lessee's Work and plans therefor, an approximate good faith cost estimate therefor, a copy of the fully executed construction contract for Lessee's Work (including all exhibits) along with Lessee's agreement to promptly perform and diligently pursue to completion from and after the Initial Delivery Date, subject to Sections 5.01, 8.01 and Article 7, Lessee's Work. Lessor shall pay to Lessee sums incurred on account of Lessee's Work, up to a maximum of Twenty Dollars ($20.00) per Rentable Square Foot contained in the Demised Premises, upon completion of Lessee's Work (or in installments as provided below in this Section 2.05). Payments pursuant to this
Section 2.05, shall not be required to be paid in any event until Lessor has acquired the Premises and then only if the following conditions have been fully satisfied: (a) at all times prior to submitting its request for payment and at the time payment is to be made, Lessee shall have paid in full any rents due to Lessor hereunder within applicable grace periods and this Lease is otherwise current and not in default beyond applicable grace periods; (b) Lessee has demonstrated to Lessor that the cost to complete Lessee's Work is no more than the amount remaining to be disbursed by Lessor under this Section 2.05; (c) Lessor shall have verified that all work for which payment is requisitioned is "in place" and properly completed; (d) Lessee shall submit to Lessor paid invoices evidencing the expenditures, along with lien waivers acceptable to Lessor and its mortgagee from all parties performing Lessee's Work; (e) Lessee shall have complied with any other reasonable requirements of Lessor's construction lender for disbursement of funds, including confirmation that, to Lessee's best knowledge, Lessor is not in default under the Lease and Lessor's Work to date has been satisfactorily performed; and (f) for release of retainage and any other final payment, an Unconditional Certificate of Occupancy for the Demised Premises issued by the Town of Natick. Provided all of the foregoing conditions have been satisfied in full, Lessor agrees that it will pay to Lessee the sums due to Lessee within thirty (30) days after receipt of Lessee's completed request. Payment shall be made by check payable to Lessee and/or to Lessee's contractor; provided that if the payment is not made within thirty (30) days after the date when due, then Lessee may by notice to Lessor and the construction lender elect to receive the payment as a credit against rents next due from Lessee. Notwithstanding the foregoing, Lessee may request progress payments for the performance of the work, subject to the conditions set forth in (a)-(e) above, but shall request such payments no more often than every thirty (30) days. Progress payments shall be subject to reasonable retainage requirements of Lessor and Lessor's mortgage lender.

     Section 2.06. Upon the fulfillment of the conditions for reimbursement set forth in this Section 2.06, Lessee shall be entitled to a cash allowance in the amount of up to One and 75/100 Dollars per Rentable Square Foot contained in the Demised Premises from Lessor, which shall be used by Lessee to prepare plans and specifications for Lessee's Work. Lessor shall pay to Lessee sums incurred to prepare the plans and specifications for Lessee's Work, up to a maximum of One and 75/100 Dollars per Rentable Square Foot contained in the Demised Premises upon completion of the plans and specifications (or in installments as provided in the last sentence of this Section 2.06), provided that Lessor shall not be required to pay any such sums until after Lessor has acquired the Premises and Lessee has delivered to Lessor a copy of the fully executed architect's contract and any engineering contracts for Lessee's Work (including all exhibits) and then only if the following conditions have been fully satisfied: (a) at all times prior to submitting its request for payment and at the time payment is to be made, Lessee shall have paid in full any rents due to Lessor hereunder within applicable grace periods and this Lease is otherwise current and not in default beyond applicable grace periods; (b) Lessee has demonstrated to Lessor that the cost to complete the plans and specifications is no more than the amount remaining to be disbursed by Lessor under this Section 2.06; (c) Lessor shall have verified that all work for which payment is requisitioned has been properly completed; (d) Lessee shall submit to Lessor paid invoices evidencing the expenditures; and (e) Lessee shall have complied with any other reasonable requirements of Lessor's construction lender for disbursement of funds, including confirmation to Lessee's best knowledge, that Lessor is not in default under the Lease and Lessor's Work to date has been satisfactorily performed. Provided all of the foregoing conditions have been satisfied in full, Lessor agrees that it will pay to Lessee the sums due to Lessee within thirty (30) days after receipt of Lessee's completed request. Payment shall be made by check payable to Lessee and/or Lessee's architect; provided that if the payment is not made within thirty (30) days after the date when due, then Lessee may by notice to Lessor and the construction lender elect to receive the payment as a credit against rents next due from Lessee. Prior to or simultaneously with requesting payment, Lessee shall direct Lessor in writing as to which of the methods of payment Lessee desires. Notwithstanding the foregoing, Lessee may request progress payments for the plans and specifications, subject to the conditions set forth in (a)-(e) above provided no payments shall be due until after Lessor has acquired the Premises.

                                    ARTICLE 3
                                UTILITY SERVICES

     Section 3.01. Lessee shall contract directly with the applicable utility companies for all utilities serving the Demised Premises, and shall execute all agreements and pay all utility deposits necessary to obtain the utility service in Lessee's name and, in the case of electricity, to cause the electric utility to install the facilities necessary to bring electric service to the Demised Premises. Lessee agrees to pay for utilities consumed prior to the Commencement Date as set forth in Section 1.02, and shall pay all charges for utilities consumed on or after the Commencement Date as and when due.

     Section 3.02. Lessor agrees to furnish heat, air conditioning and cleaning to the Demised Premises as requested by Lessee from time to time (Lessee paying the cost of all such services either directly (for utilities) or as operating expenses). However, Lessor shall not be required to provide services which exceed the capacity of the building systems serving the Demised Premises and shall not be required to act (or prevented from acting) in any manner which might create unsafe conditions, violate applicable legal requirements, or be inconsistent with standards for the operation of comparable institutionally-financed office buildings. In any event, subject to Section 7.06 below, Lessor's obligation to provide such services shall be subject to interruption due to accident, to the making of repairs, alterations or improvements (other than those due to willful misconduct of Lessor), to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such building, governmental restraints, or to any cause beyond the Lessor's reasonable control. In no event shall Lessor be liable for any interruption or delay in any of the above services for any of such causes except as provided in Section 7.06.

                                    ARTICLE 4
                                    INSURANCE

     Section 4.01. The Lessee shall not permit any use of the Demised Premises which will make voidable any insurance on the Premises, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the Insurance Services Office, or any similar body succeeding to its powers. The Lessee shall, on demand, reimburse the Lessor in full for all extra insurance premiums caused by the Lessee's use of the Demised Premises. Lessor is not aware of any projected increase in insurance premiums on account of Lessee's intended use of the Demised Premises, which use is to be reasonably the same as Lessee's current use of its Premises at Two Vision Drive, Natick, Massachusetts.

     Section 4.02. The Lessee shall maintain with respect to the Demised Premises and the property of which the Demised Premises are a part, commercial general public liability insurance, written on an occurrence basis, in the amount of at least Five Million ($5,000,000.00) Dollars, single limit, with property damage insurance in limits of at least

Five Hundred Thousand ($500,000.00) Dollars, with companies having Best Insurance Guide Rating of A- or better, qualified to do business in Massachusetts and in good standing therein, insuring the Lessor and its mortgagees, as well as the Lessee, against liability for injury to persons or damage to property. Lessee's liability insurance policy shall be primary with respect to all claims for which Lessee is to indemnify Lessor under Article 12. All furnishings, fixtures, equipment, effects and property of Lessee and of all persons claiming through Lessee which from time to time may be on the Demised Premises or in transit thereto or therefrom shall be at the sole risk of Lessee and shall be kept insured by Lessee through the term at Lessee's expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Lessor.

     Section 4.03. The Lessor shall maintain at least Five Million ($5,000,000.00) Dollars of commercial general liability insurance (including so-called umbrella coverage) covering the Premises and naming Lessee as an additional insured. Lessor's liability insurance policy shall be primary with respect to all claims for which Lessor is to indemnify Lessee under Article 12. Lessor shall maintain physical damage and casualty insurance on the Premises (excluding furnishings, fixtures, equipment and other personal property of Lessee) in the amount of its full replacement value as reasonably determined by Lessor, and shall also maintain boiler and rent loss insurance in amounts required by Lessor's mortgage lender (or, if there is no mortgage lender, consistent with standards for comparable institutionally financed buildings).

     Section 4.04. During any construction by Lessee, if any, Lessee shall maintain adequate builder's risk, liability and workmen's compensation insurance to Lessor's reasonable satisfaction and which comply with the same insurance requirements applicable to construction by Lessor under any mortgage to a financial institution encumbering the Demised Premises. Lessor and its mortgagee shall be named as additional insureds on the liability insurance of Lessee's contractors.

     Section 4.05. Any insurance carried by either party with respect to the Demised Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by insurance carried (or required to be carried) by the party suffering the injury or loss to the extent of the coverage provided (or to be provided) thereunder.

     Section 4.06. Within fifteen (15) days of request, each party shall provide the other with certificates of all insurance maintained or required to be maintained under this Lease.

All such insurance certificates shall provide that such policy shall not be canceled or reduced as to coverage or amount without at least thirty (30) days prior written notice to each insured named therein.

                                    ARTICLE 5
                             USE OF DEMISED PREMISES

     Section 5.01. The Lessee covenants and agrees to use the Demised Premises only for the purposes of general business and professional offices, including software engineering, research and development office uses, and for no other purpose.

     Section 5.02. Lessee will not make or permit any occupancy or use of any part of the Demised Premises for any hazardous, offensive, dangerous, noxious or unlawful occupation, trade, business or purpose or any occupancy or use thereof which is contrary to any law, by-law, ordinance, rule, permit or license, and will not cause, maintain or permit any nuisance in, at or on the Demised Premises. The Lessee hereby agrees not to maintain or permit noises, operating methods, or conditions of cleanliness of the Demised Premises or any appurtenance thereto which are reasonably objectionable to Lessor. Lessor acknowledges that Lessee's intended use, which use is to be reasonably the same as Lessee's current use of its premises at Two Vision Drive, Natick, Massachusetts, does not violate the foregoing limitations. No hazardous substances or wastes shall be brought, kept, maintained or discharged on the Premises except that customary office and cleaning supplies may be brought, kept, maintained and discharged in amounts and a manner consistent with reasonable commercial/office practices and in compliance with all laws. Except as provided in Section 20.16, no sign, antenna or other structure or thing shall be erected or placed on the Demised Premises or any part of the exterior of any building or on the land comprising the Premises or erected so as to be visible from the exterior of the building containing the Demised Premises without first securing the written consent of the Lessor, which shall not be unreasonably withheld or delayed.

     Section 5.03. Lessor and Lessee shall each indemnify, defend with counsel reasonably acceptable to the party entitled to indemnity and hold the other (and in the case of Lessee, Lessor's managing agent and any mortgagee of the Demised Premises) fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, attorneys fees, consultants' fees, laboratory fees and clean up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Substance on the Premises or the Demised Premises arising from the action or negligence of the party against whom indemnity is sought, its officers, employees, contractors, agents and invitees, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by such party (or their respective officers, employees, contractors, agents or invitees) of any Hazardous Substance at or near the Premises or the Demised Premises, and (ii) any violation(s) by the party against whom indemnity is sought (or their respective officers, employees, contractors, agents or invitees) of any applicable law regarding Hazardous Substances. This hold harmless and indemnity shall survive the expiration or earlier termination of this Lease and shall not include consequential damage, damage arising from the gross negligence or willful misconduct of the party seeking indemnification, or damage to or loss of personal property.

     Section 5.04. Lessee will not permit any abandonment of the Demised Premises or any part thereof except

     (a)  to the extent caused by condemnation,

     (b) to the extent caused by damage to or alterations of the Demised Premises pending restoration thereof, or

     (c) as herein otherwise specifically provided or consented to in writing by the Lessor.

     The cessation of business operations by Lessee at the Demised Premises shall not per se be considered abandonment if Lessee timely observes and performs all of its other obligations under this Lease and properly and with reasonable continuity monitors and maintains the security of and at the Demised Premises so as to prevent any vandalism thereat or improper use thereof.

     Section 5.05. Lessee will not cause or permit any waste, overloading, stripping, damage, disfigurement or injury of or to the Premises or the Demised Premises or any part thereof.

     Section 5.06. Rules and regulations, provided the same are not inconsistent with or in limitation of the provisions of this Lease affecting the cleanliness, safety, occupation and use of the Demised Premises, which in the judgment of the Lessor are reasonable, shall be observed by the Lessee and its employees, and Lessee shall use reasonable efforts to cause its agents, contractors, customers and business invitees to comply therewith.

                                    ARTICLE 6
                       COMPLIANCE WITH LEGAL REQUIREMENTS

     Section 6.01. Throughout the term of this Lease, Lessee, at its sole cost and expense, will promptly comply with all requirements of law related in any way to the Demised Premises if such requirement becomes applicable after the Substantial Completion of Lessor's Work and, regardless of the date the requirement becomes applicable, any requirements of law related specifically to Lessee's Work or to Lessee's specific use and occupation of the Demised Premises or with respect to any modifications or renovation to the Demised Premises proposed by Lessee and not to the Premises generally, and will procure and maintain all permits, licenses and other authorizations required with respect to the Demised Premises, or any part thereof, for the lawful and proper operation, use and maintenance of the Demised Premises or any part thereof. Lessee shall in each and every event and instance, at its sole cost and expense, be responsible for compliance with all codes and regulations with respect or relating to the Demised Premises, including, without limitation, those occasioned by work performed by or for Lessee. However, if Lessee incurs any capital expenses during the last twenty-four (24) months prior to the scheduled expiration of the term (as it may be extended) for alterations or improvements to the equipment or building systems serving the Demised Premises in order to comply with legal requirements applicable generally to office space and Lessee is not in material default of any of its obligations under this Lease, then within ninety (90) days after the expiration of the term Lessor shall reimburse Lessee for the unamortized portion of the capital expense (amortization to be on a straight-line basis over the useful life of the alteration or improvement). Lessor's obligation under the prior sentence shall survive the expiration of the term. Lessor shall be responsible for compliance of Lessor's Work with all requirements of law applicable to Lessor's Work as of the date of Substantial Completion.

                                    ARTICLE 7
      CONSTRUCTION, CONDITION, REPAIRS AND MAINTENANCE OF DEMISED PREMISES

     Section 7.01. The construction of the basic structural and mechanical elements of the Demised Premises together with related site work and the like is referred to as Lessor's Work. Lessor shall perform Lessor's Work in a good and workmanlike manner, using materials of first quality, and shall comply with applicable laws and all applicable ordinances, orders and regulations of governmental authorities. Lessor's Work consists of the work shown on the design development plans and specifications listed on Exhibit B (the "Design Development Plans"), which have been reviewed and approved by Lessor and Lessee. Lessor shall prepare final construction plans and specifications for Lessor's Work ("Lessor's Plans"), which shall be subject to Lessee's review and approval. Lessee shall have the opportunity to review and comment on Lessor's Plans as the same are being prepared. Lessee shall not object to aspects of Lessor's Plans which are shown on the Design Development Plans (or represent reasonable detailing of items shown on the Design Development Plans), shall not unreasonably withhold its approval with respect to any other aspects of Lessor's Plans, and shall respond to Lessor's request for approval of Lessor's Plans within four (4) business days of receipt of Lessor's request. Lessor's Work shall be performed substantially in accordance with Lessor's Plans, provided that Lessor may modify the design of Lessor's Work from time to time so long as the modification does not affect the utility, quality, or appearance of Lessor's Work in any material respect. If Lessor desires to make a design modification materially affecting the utility, quality or appearance of Lessor's Work, Lessor shall promptly so notify Lessee. Within four (4) business days after such notice, Lessee shall notify Lessor whether Lessee approves such change. Lessee shall not unreasonably withhold any such requested approval and Lessee agrees to cooperate with Lessor in approving changes in Lessor's Plans necessary to satisfy Lessor's schedule and financing requirements so long as Lessor's Work is consistent with standards for a first-class suburban office building and the Design Development Plans.

     In no event, however, shall Lessee be required to approve any of the following changes in Lessor's Work:

     (1) A change in the Rentable Area of the Demised Premises by more than 3,000 square feet.

     (2) A change in the Rentable Area of any floor included within the Demised Premises by more than 5%.

     (3) Any change in the elevator systems or mechanical or electrical systems in the Demised Premises with the result that the systems included therein would be significantly inferior to those shown on the Design Development Plans and inconsistent with systems customarily included in a first-class, suburban office building.

     (4) Any reduction in standard structural floor load capacities which would result in a floor load capacity inconsistent with that customarily included in a first-class, suburban office building.

     (5) Any reduction in the quality of materials and fixtures used in the lobby, passenger elevator cabs, or washrooms with the result that the same would be significantly inferior to those shown on the Design Development Plans and to those customarily included in a first-class, suburban office building.

     (6) Any major change in the overall exterior design or appearance of the Demised Premises.

     From time to time during the construction of the Demised Premises, Lessor shall allow Lessee's authorized representatives to review plans and specifications including change orders and generally to review the progress of Lessor's Work. Such reviews shall be scheduled so as not to interfere with the conduct of Lessor's Work.

     Lessee may from time to time request changes in Lessor's Plans to accommodate Lessee's interior space design. Lessor shall make such changes so long as (i) Lessee pays for all additional costs resulting from the change as such costs are incurred, (ii) in Lessor's reasonable judgment the change will not delay Delivery Condition for any part of the Demised Premises or Substantial Completion of Lessor's Work (provided that Lessor will make changes at Lessee's request which may, in the aggregate, delay the outside date for commencement of the term by up to a total of two (2) weeks but only so long as Lessee agrees to make a payment on the term commencement date equal to the number of days of delay as reasonably estimated by Lessor multiplied by $6,300 [being Lessee's per diem base rent plus a reasonable estimate of costs for real estate taxes, utilities, insurance, and other costs of delay]), and (iii) the change is consistent with design standards for Lessor's Work and general purpose office space, does not affect the utility or value of the Demised Premises, and is acceptable to Lessor's construction lender and permanent lender (or take-out purchaser).

     Within fourteen (14) days after the Substantial Completion of Lessor's Work, Lessee shall give Lessor a "punchlist" of any items of Lessor's Work needing correction or completion. Any matters not shown on the punchlist shall be deemed approved by Lessee, subject to Lessor's obligations with respect to latent defects as set forth below. Lessor shall as soon as is reasonably possible under the circumstances correct or complete any items on such list that, require correction or completion. Except for latent defects and items specified in the punchlist, Lessee shall be deemed to have accepted all elements of Lessor's Work on the date the punchlist is submitted. In the case of a dispute concerning items specified in the punchlist, Lessor's architect shall determine if the disputed items require completion or correction.

     With respect to latent defects, Lessor shall remedy, repair or replace any incomplete, defective or malfunctioning aspects of Lessor's Work which materially affect Lessee's occupancy of the Demised Premises if Lessee notifies Lessor of the same by the earlier of (i) the date thirty (30) days after the date such defect could reasonably first have been discovered by Lessee or (ii) the date one (1) year after Substantial Completion of Lessor's Work, such action to occur as soon as practicable during normal working hours and so as to avoid any unreasonable interruption of Lessee's use of the Demised Premises. If Lessee notifies Lessor of any latent defects after the dates set forth above, Lessor agrees to use commercially reasonable efforts, at Lessee's request and expense, to enforce any existing rights of Lessor for remedy, repair or replacement by a contractor, subcontractor, manufacturer, or architect.

     The foregoing shall constitute Lessor's entire obligation with respect to all incomplete, defective or malfunctioning aspects of Lessor's Work.

     Section 7.02. Lessee shall perform all work, other than Lessor's Work, required to make the Demised Premises completed for Lessee's use ("Lessee's Work"). The preliminary plans and specifications for Lessee's Work are listed on EXHIBIT "E" ("Lessee's Preliminary Plans"). Lessee agrees to construct and complete Lessee's Work in a good and workmanlike manner, using materials of first quality, and shall comply with all applicable laws and all applicable ordinances, orders and regulations of governmental authorities. Prior to commencing Lessee's Work, Lessee shall prepare final construction plans and specifications for Lessee's Work ("Lessee's Plans"), which shall be subject to review and approval by Lessor and its construction lender. Lessor and its construction lender shall have the opportunity to review and comment on Lessee's Plans as the same are being prepared. Lessor and its construction lender shall not object to aspects of Lessee's Plans which are shown on Lessee's Preliminary Plans (or represent reasonable detailing of items shown on Lessee's Preliminary Plans), shall not unreasonably withhold approval with respect to any other aspects of Lessee's Plans, and shall respond to Lessee's request for approval of Lessee's Plans within four (4) business days of receipt of Lessee's request. Lessee's Work shall be performed substantially in accordance with Lessee's Plans, provided that Lessee may modify the design of Lessee's Work from time to time so long as the modification does not affect the utility, quality, or appearance of Lessee's Work in any material respect. If Lessee desires to make a design modification materially affecting the utility, quality or appearance of Lessee's Work, Lessee shall promptly notify Lessor. Within four (4) business days after such notice, Lessor shall notify Lessee whether Lessor and its construction lender approve such change. Lessor and its construction lender shall not unreasonably withhold any such requested approval and agree to cooperate with Lessee in approving changes in Lessee's Plans necessary to satisfy Lessee's schedule and financing requirements so long as Lessee's Work is consistent with standards for a first-class suburban office building and Lessee's Preliminary Plans. The contractor performing Lessee's work shall be subject to Lessor's approval, which shall not be unreasonably withheld. Lessee shall cause its contractor to avoid any interference with, damage to, or delay of Lessor's Work and to avoid any labor disharmony. Lessee shall reimburse Lessor for any loss or expense arising out of any such interference, damage, delay, or labor disharmony. Lessee shall not create or permit to be created or to remain any lien, encumbrance, or charge upon the Premises or any part thereof or upon Lessee's leasehold interest therein on account of Lessee's Work, and if any such lien, encumbrance or charge is asserted shall discharge or bond off the same as provided in Article 9.

     (b) From time to time during the construction of Lessee's Work, Lessee shall allow Lessor's authorized representatives to review plans and specifications including change orders and generally to review the progress of Lessee's Work. Such reviews shall be scheduled so as not to interfere with the conduct of Lessee's Work.

     (c) Lessee acknowledges and agrees that timely commencement and completion of Lessee's Work consistent with the type, level, and quality of work described on Lessee's Preliminary Plans, and occupancy of the Demised Premises by Lessee, will be a condition of Lessor's financing. Lessee agrees (i) to complete Lessee's Plans in compliance with the requirements of this Lease by April 1, 1997, (ii) to commence Lessee's Work within ten (10) days after the Initial Delivery Date and to diligently prosecute Lessee's Work to completion thereafter, (iii) to complete Lessee's Work (other than punchlist items not necessary for use and occupancy of the Demised Premises) and to obtain a Certificate of Occupancy for the entire Demised Premises on or before the later of (w) the date one hundred sixty-five (165) days after the Initial Delivery Date or (x) the date forty-five (45) days after Lessor's Work is Substantially Completed and (iv) to occupy the Demised Premises for the conduct of business on or before the later of (y) the date one hundred eighty (180) days after the Initial Delivery Date or (z) the date sixty (60) days after Lessor's Work is Substantially Completed.

The deadline set forth in this Section 7.02(c) shall be extended for delays beyond the control of Lessee, its architect and/or contractor, provided Lessee promptly notifies Lessor of the delay and, unless the delay is caused by Lessor, uses all reasonable efforts to mitigate the same. Lessor shall cooperate as reasonably requested by Lessee in the design and construction of Lessee's Work and Lessee's occupancy of the Demised Premises.

     Section 7.03. Throughout the term of this Lease, but subject to the terms of Article 11, Lessor shall maintain and repair the Premises, including, without limitation, the Demised Premises and all other site improvements, in accordance with standards for a first-class suburban office building, and except as provided in Sections 2.02, 7.01 and 7.05, the cost thereof shall be an operating expense. In the event of an unanticipated maintenance or repair cost which is an operating expense (as set forth in the preceding sentence), Lessor shall notify Lessee upon determining the maintenance or repair is needed and, as necessary for Lessor to make payments to contractors or vendors, Lessee shall pay such cost to Lessor within thirty (30) days after request in addition to the estimated monthly payments for operating expenses under Section 2.02 and the additional payment shall be credited against the total amount of operating expenses due under Section 2.02 for the year in question.

     Section 7.04. Lessor, or agents or prospective lenders or purchasers of Lessor, at reasonable times, shall be permitted to enter upon the Demised Premises to examine the condition thereof, to make repairs, alterations and additions as Lessor is required or permitted to do under the terms of this Lease, and at any reasonable time within eighteen (18) months before the expiration of the term to show the Demised Premises to prospective lessees, and for such purposes, Lessee hereby grants to Lessor and others accompanying Lessor a right of access to the Demised Premises. In connection with such access, Lessor shall not unreasonably interfere with the operation or work at the Demised Premises and shall give Lessee reasonable prior notice (except in the event of an emergency, in which event such notice shall be as prompt as possible under the circumstances) of Lessor's intent to access the Demised Premises.

     Section 7.05. Lessor shall maintain and repair the foundations, floor slabs, and structural columns and beams, and when necessary replace the roof, at its sole cost and expense, provided, however, Lessee shall promptly reimburse Lessor for the cost to repair any damage caused by it or its licensees, invitees, guests, agents or employees. The costs of ordinary maintenance and repair of the roof shall be an operating expense.

     Section 7.06. In the event Lessor shall not, within seven (7) days after receipt of notice from Lessee of any failure by Lessor to maintain and repair the Demised Premises as required by Sections 7.03 and 7.05 or provide the services required to be provided by Lessor under Section 3.02, have commenced such repairs and maintenance or efforts to provide such services, Lessee shall have the right to take such reasonable steps as are necessary to correct any such failure by Lessor to maintain and repair or to provide services as required under Section 3.02 and may bill Lessor for any reasonable out-of-pocket costs so incurred by

Lessee which Lessee was not otherwise obligated to pay (either directly or as an operating expense). Lessor shall reimburse Lessee for any such costs within thirty (30) days after receipt by Lessor of invoices and reasonably appropriate backup therefor. If such costs are not reimbursed within such thirty (30) day period, and are not reimbursed within fifteen (15) days following an additional notice to Lessor given after the thirty (30) day period expires, then Lessee shall be entitled to deduct the unreimbursed costs from the next installments of rent due under this Lease except to the extent Lessor disputes in good faith such costs by notice to Lessee prior to the expiration of the fifteen (15) day period. If Lessor so disputes such costs, then the matter shall be submitted to arbitration as follows. Within fifteen (15) days of Lessor's notice of dispute, Lessor and Lessee shall seek to agree to a single arbitrator and, if they are unable to agree, shall each appoint one arbitrator. If either party fails to appoint an arbitrator within the fifteen (15) day period, then the arbitrator appointed by the other party shall be the sole arbitrator to decide the dispute. If each party timely appoints an arbitrator, then a third arbitrator shall, upon request by either party, be appointed by the then President of the Greater Boston Real Estate Board or successor organization, and if such person fails to designate the third arbitrator within fifteen (15) days after request, then either party may request the American Arbitration Association, Boston office, to designate the third arbitrator. The third arbitrator shall have at least ten
(10) years' experience in the management of 500,000 or more square feet of first-class office space in the greater Boston area. The arbitrator (or a majority of the arbitrators if three) shall determine by written decision if Lessee is entitled to deduct the unreimbursed costs from the rent due under this Lease. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any successor organization), and the decision of the arbitrator(s) shall be final and binding on the parties. The fee of a single or third arbitrator shall be paid equally by the parties, and if there are three arbitrators, then each party shall pay the arbitrator designated by it. Each party shall pay all other costs incurred by it in connection with the arbitration. However, if it is determined that Lessee is entitled to deduct any costs from rent under this Section 7.06 after an arbitration, then the amount Lessee shall be entitled to deduct shall be equal to such costs plus interest on such costs at the prime rate announced from time to time by The First National Bank of Boston (or another major financial institution selected by Lessee) from the date of Lessor's dispute notice until the date of the arbitration decision. If Lessor shall be using reasonable efforts to maintain and repair the Premises as required by Lessor under this Lease or to provide services as required under this Lease, but shall be unable to do so due to reasons beyond its control (financial reasons shall not be deemed to be beyond Lessor's control), then so long as Lessor continues to use reasonable efforts to provide such services or maintain and repair the Premises, Lessee shall not be entitled to exercise this right of self-help. Notwithstanding the foregoing, in the event a condition exists that prevents access to the Demised Premises or threatens the fitness of the Demised Premises for its Permitted Use or the safety and well-being of Lessee's guests, invitees and/or employees (an "Unsafe Condition"), and such condition is not corrected within twenty-four (24) hours after notice thereof from Lessee to Lessor, the Lessee shall have the right to take such reasonable steps as are necessary to restore access to the Demised Premises or eliminate the Unsafe Condition.

                                    ARTICLE 8
                            ALTERATIONS AND ADDITIONS

     Section 8.01. The Lessee shall not make any additional alterations or additions beyond those approved by Lessor as Lessee's Work, structural or non-structural, to the Demised Premises without first obtaining the written consent of Lessor on each occasion which consent shall not be unreasonably withheld. For non-structural alterations or additions valued at less than Twenty-Five Thousand ($25,000.00) Dollars which do not affect any of the exterior, lobbies, elevator, or building systems in the Demised Premises, Lessor's consent shall not be required. (The foregoing $25,000.00 figure shall be adjusted from time to time for inflation). Wherever consent is required, it shall include approval of plans and contractors and the insurance required under
Section 4.04. Lessee shall notify Lessor of all alterations or additions and provide Lessor with copies of any construction plans therefor whether or not Lessor's consent is required. All such allowed alterations, including reasonable third-party costs of review in seeking Lessor's approval, shall be made at Lessee's expense, in compliance with all laws, and shall be in quality at least equal to that required for the initial construction of Lessee's Work. Except as set forth below, any alterations or additions made by the Lessee which are permanently affixed to the Demised Premises or affixed in a manner so that they cannot be removed without defacing or damaging the Demised Premises shall, if Lessor so elects, become property of the Lessor at the termination of occupancy as provided herein. If Lessor elects not to retain such additional alterations or additions, they shall be removed by Lessee, at its expense, with minimal disturbance to the Demised Premises; however, Lessee shall not be required to remove any alterations or additions that are a part of Lessee's Work or otherwise consistent with general office use. If Lessee so requests in writing, Lessor shall advise Lessee in advance of Lessee making such alterations or additions of which of those alterations or additions Lessee shall be required to remove at the end of the term. Alterations or additions not affixed and which may be removed with minimal disturbance or repairable damage may be removed by Lessee provided such disturbance or damage is restored and repaired so that the Demised Premises are left in at least as good a condition as they were in at the commencement of the term, reasonable wear and tear excepted. All other alterations and additions made by Lessee and not to be retained by Lessor shall be removed by Lessee, at its expense, at the end of the term and the Demised Premises shall be left in the same condition as at the commencement of the term or after completion of Lessee's Work, reasonable wear, tear and damage by fire or other casualty or taking or condemnation by public authority excepted.

                                    ARTICLE 9
                               DISCHARGE OF LIENS

     Section 9.01. Lessee will not create or permit to be created or to remain, and within five (5) days after notice from Lessor will discharge or bond off, at its sole cost and expense and to the reasonable satisfaction of Lessor and any mortgagee, any lien, encumbrance or charge (on account of any mechanic's, laborer's, materialmen's or vendor's lien, or any mortgage, or otherwise) made or suffered by Lessee which is or might be or become a lien, encumbrance or charge upon the Demised Premises or any part thereof or upon Lessee's leasehold interest therein, or the rents, issues, income or profits accruing to Lessor therefrom, and Lessee will not suffer any other matter or thing within its control whereby the estate, rights and interest of Lessor in the Demised Premises or any part thereof might be materially impaired.

                                   ARTICLE 10
                                  SUBORDINATION

     Section 10.01.

     (a) The interest of the Lessee hereunder shall be subordinate to the rights of any holder of a mortgage or holder of a ground lease of property which includes the Demised Premises, originally given to an institutional lender, and executed and recorded subsequent to the date of this Lease, unless such holder shall otherwise so elect, and in any event provided that such holder shall agree to recognize in writing the right of the Lessee to use and occupy the Premises upon the payment of rent and other charges payable by the Lessee under this Lease, and the performance by the Lessee of the Lessee's obligations hereunder (but without any assumption by such holder of the Lessor's obligations under this Lease which relate to periods prior to the date such holder acquired title to or took possession of the Demised Premises); or

     (b) If any holder of a mortgage or holder of a ground lease of property which includes the Demised Premises, originally given to an institutional lender, shall so elect, this Lease, and the rights of the Lessee hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

          Any election as to Subsection (b) above shall become effective upon either notice from such holder to the Lessee in the same fashion as notices from the Lessor to the Lessee are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

          In the event any holder shall succeed to the interest of Lessor, the Lessee shall, and does hereby agree to attorn to such holder and to recognize such holder as its Lessor and Lessee shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment provided such document contains reasonably satisfactory non-disturbance provisions to allow

          Lessee to remain in occupancy pursuant to this Lease as long as Lessee remains current and not in default of its obligations hereunder. Upon such attornment, the holder shall not be: (i) liable in any way to the Lessee for any act or omission, neglect or default on the part of Lessor under this Lease; (ii) responsible for any monies owing by or on deposit with Lessor to the credit of Lessee unless received by the holder; (iii) subject to any counterclaim or setoff which theretofore accrued to Lessee against Lessor; (iv) bound by any modification of this Lease subsequent to such mortgage or by any previous prepayment of regularly scheduled monthly installments of fixed rent for more than (1) month, which was not approved in writing by the holder; (v) liable to the Lessee beyond the holder's interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from such Property; or (vi) liable for any portion of a security deposit not actually received by the holder.

     (c) The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such holder constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such holder; every such holder is hereby constituted a party to this Lease and an obligee hereunder to the same extent as though its name was written hereon as such; and such holder shall at its written election be entitled to enforce such provisions in its own name.

     (d) No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the term, or otherwise materially change the rights of the Lessor under this Lease, or to relieve the Lessee of any obligations or liability under this Lease, shall be valid unless consented to in writing by the Lessor's mortgagees or ground lessors of record, if any.

     (e) The Lessee agrees on request of the Lessor to execute and deliver from time to time any agreement, in recordable form, which may reasonably be deemed necessary to implement the provisions of this Section 10.01.

     (f) Lessor agrees that any subordination of this Lease to any mortgage encumbering the Demised Premises shall be conditioned upon Lessor delivering to Lessee a written, recordable Non-Disturbance Agreement from the ground lessor or mortgagee seeking to have this Lease subordinated to its interest which shall, INTER ALIA, state that provided Lessee shall then and at all times thereafter be current and not in default of its obligations under this Lease beyond applicable grace periods, such ground lessor or mortgagee shall not disturb Lessee in its possession of the Demised Premises pursuant to, and shall recognize Lessee's rights under, the terms of this Lease.

     Section 10.02. Each party agrees to furnish to the other, within ten (10) days after request therefor from time to time, a written statement setting forth the following information:

     (i) Whether and when Lessee accepted possession of the Demised Premises, and the commencement and expiration dates of the term of this Lease,

     (ii) The applicable rent then being paid, including all additional rent based upon the additional rent most recently established;

     (iii) That the Lease is current and the party providing the statement is not aware of any default or specifying any default;

     (iv) That the party providing the statement is not aware of any current claims or offsets against the other party, or specifically listing any such claims;

     (v)   The date through which rent has then been paid;

     (vi) Such other information relevant to the Lease as the requesting party may reasonably request; and

     (vii) A statement that any prospective mortgage lender and/or purchaser may rely on all such information.

     Section 10.03. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Demised Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with the Lessor, as ground lessee, which includes the Demised Premises as a part of the mortgaged premises, no notice from the Lessee to the Lessor shall be effective against such holder unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of the Lessor's defaults by such holder or ground lessor shall be treated as performance by the Lessor. Accordingly, no act or failure to act on the part of the Lessor which would entitle the Lessee under the terms of this Lease, or by law, to be relieved of the Lessee's obligations hereunder, to exercise any right of self-help or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) the Lessee shall have first given written notice to such holder or ground lessor of the Lessor's act or failure to act which could or would give basis for the Lessee's rights; and (ii) such holder or ground lessor, after receipt of such notice, has failed or refused to correct or cure the condition complained of within the applicable cure period afforded Lessor under this Lease or such longer period as shall be reasonably agreed upon by Lessee and such holder or ground lessor.

     Section 10.04. With reference to any assignment by the Lessor of the Lessor's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Demised Premises, the Lessee agrees:

     (a) That the execution thereof by the Lessor, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Lessor hereunder, unless such holder or ground lessor shall, by notice sent to the Lessee, specifically make such election; and

     (b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Lessor's obligations hereunder only upon foreclosure of such holder's mortgage or the taking of possession of the Premises, or, in the case of a ground lessor, the termination of the ground lease.


                                   ARTICLE 11
                        FIRE, CASUALTY AND EMINENT DOMAIN

     Section 11.01. Should a substantial portion of the Premises be damaged by fire or other casualty, or be taken by eminent domain, the Lessor, at its sole option, may elect to terminate this Lease. When fire or other casualty or taking renders a substantial portion of the Demised Premises unsuitable for its intended use, a just and proportionate abatement of rent shall be made, and the Lessee may elect to terminate this Lease if:

     (a) The Lessor fails within sixty (60) days after such casualty or taking to give written notice of its intention to restore the Demised Premises and the portions of the Premises serving the Demised Premises or provide alternate access, if access has been taken or destroyed and to commence such restoration or provision of such alternate access; or

     (b) If Lessor gives notice of its intention to restore or provide alternate access, as applicable, and does not commence such work within thirty (30) days after such notice; or

     (c) If Lessor gives notice of its intention to restore or provide alternate access as applicable, but within fifteen (15) days after a subsequent request by Lessee, Lessor does not provide reasonable evidence that the work will be completed within twelve (12) months after restoration or repair is commenced (such as a schedule estimate from Lessor's architect or contractor); or

     (d) If Lessor gives notice of its intention to restore or provide alternate access, as applicable, and the Lessor fails to restore the Demised Premises and the portions of the Premises serving the Demised Premises to a habitable condition substantially suitable for their intended use consistent with the immediately prior condition of the Demised Premises and subject to any changes in laws or regulations affecting construction, or fails to provide alternate access, as applicable, within twelve (12) months of the date repair or restoration is commenced, and fails to complete such repair or restoration within thirty (30) days after a notice from Lessee given after the expiration of such twelve (12) month period that Lessee intends to terminate this Lease.

     The Lessor agrees that if this Lease is not terminated in accordance with this Section 11.01, that Lessor will diligently complete the restoration of the balance of the Premises after restoration of the Demised Premises, subject to Lessor's receipt of available insurance proceeds. The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee may have for damages or injury to the Demised Premises for any taking by eminent domain, except for damages specifically awarded (i) on account of the Lessee's fixtures, property or equipment, which may be removed at the end of the term, or (ii) for Lessee's relocation expenses. For purposes of this Section, a taking or damage shall be substantial if it shall affect more than twenty-five (25%) percent of the Demised Premises, access is destroyed or taken, or more than sixty-three (63) parking spaces are destroyed or taken (and not replaced).

                                   ARTICLE 12
                                 INDEMNIFICATION

     Section 12.01. Subject in any and all events to the limitations of Section 20.17, Lessee and Lessor shall each protect, indemnify and save harmless the other party (and in the case of Lessee, Lessor's managing agent and any mortgagee) from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including all reasonable attorneys' fees and expenses of employees, which may be imposed upon or incurred by or asserted against the party entitled to indemnification by any third party, by reason of any of the following during the term of this Lease occurring as a result of action of the party against whom indemnification is sought or anyone claiming or acting by, through or under it, or as a result of anyone dealing with the party against whom indemnification is sought:

     (a) any work or thing done in or on the Demised Premises or the Premises, as applicable;

     (b) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Demised Premises or the Premises, as applicable, or any part thereof, including, without limiting the generality of the foregoing, the use or escape of water or the bursting of pipes, or any nuisance made or suffered on the Demised Premises;

     (c) any act or omission with respect to the Demised Premises, or the use or management thereof, or this Lease on the part of Lessee or the Premises or the use or management thereof on the part of Lessor, as applicable, or any of their agents, contractors, customers, servants, employees, licensees, invitees, mortgagees, assignees, sub-tenants or occupants;

     (d) any accident, injury or damage to any person or property occurring in or on the Premises or Demised Premises, as applicable; and

     (e) any failure on the part of Lessee or Lessor to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease on its part to be performed or complied with, as applicable.

     In case any action or proceeding is brought against Lessor or Lessee by reason of any such occurrence, Lessee or Lessor, upon written notice from the other, will, at the sole cost and expense of the party required to provide indemnification, resist and defend such action or proceeding or cause the same to be resisted and defended, by counsel designated by Lessee or Lessor, as applicable, and approved in writing by the other, which approval shall not be unreasonably withheld. This hold harmless and indemnity shall survive the expiration or earlier termination of this Lease and shall exclude damage arising from the gross negligence or willful misconduct of the party seeking indemnification.

                                   ARTICLE 13
                 MORTGAGES, ASSIGNMENTS AND SUBLEASES BY LESSEE

     Section 13.01. (a) Lessee's interest in this Lease may not be mortgaged, encumbered, assigned or otherwise transferred, or made the subject of any license or other privilege, by Lessee or by operation of law or otherwise, and the Demised Premises may not be sublet, as a whole or in part, without in each case the prior written consent of Lessor, which shall not be unreasonably withheld or delayed, and the execution and delivery to Lessor by the assignee or transferee of a good and sufficient instrument whereby such assignee or transferee assumes all obligations of Lessee under this Lease. Lessor shall not be required to consent to an assignment or a sublease of substantially all of the Demised Premises if the assignee or subtenant is not at least as creditworthy as the original Tenant on the date of execution of this Lease as demonstrated by audited financial statements or equivalent evidence. Nothing herein contained shall be construed as requiring Lessee to obtain any consent on the part of Lessor as a condition to or any assignment resulting from any merger, consolidation, sale of all or substantially all of the assets of Lessee, or acquisition of any of the issued and outstanding capital stock of Lessee or any assignment or sublease to an affiliate controlled by, controlling, or under common control with Lessee; provided that in the case of a merger, consolidation or asset sale the assignee shall after the transaction in question be at least as creditworthy as the original Lessee on the date of execution of this Lease and Lessor has been provided with audited financial statements or equivalent evidence of the same. (The determination of creditworthiness shall take into account all of the considerations which an institutional investor in real estate would consider in evaluating the credit of a proposed tenant, including the amount of the Security Deposit under Section 2.04.) Any such assignment or sublease, however, shall be subject to the terms and conditions set forth in Section 13.01(b) and 13.02 below, but not the additional provisions of this Section 13.01(a). In connection with any request by Lessee for such consent to assignment or sublet, Lessee shall provide Lessor with all relevant information requested by Lessor concerning the proposed assignee's or subtenant's financial responsibility, credit worthiness and business experience to enable Lessor to make an informed decision. Lessee shall reimburse Lessor promptly for all reasonable out-of-pocket expenses incurred by Lessor including reasonable attorneys' fees in connection with the review of Lessee's request for approval of any assignment or sublease. Upon receipt from Lessee of such request and information, Lessor shall have the right, but not the obligation, to be exercised in writing within ten (10) calendar days after its receipt from Lessee of such request and information, (i) if the request is to assign the Lease through the end of the then current term, to terminate this Lease, or (ii) if the request is to sublet one-third or more of the Demised Premises for a period of five (5) years or more, to release Lessee from its obligations under this Lease with respect to the portion of the Demised Premises subject to the proposed sublet for the term of the proposed sublease or if the request is to sublet all of the Demised Premises through the end of the then current term to terminate this Lease; in each case as of the date set forth in Lessor's notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice. If Lessor exercises such right, Lessee may withdraw the request for consent within five (5) days after Lessor gives notice exercising such right, and if Lessee so withdraws the request then this Lease shall continue in full force and effect with respect to all of the Demised Premises then leased hereunder. In the event of an assignment or a sublet of the Demised Premises where Lessor exercised its option to terminate this Lease, Lessee shall surrender possession of the Demised Premises, or the applicable part thereof, on a date to be mutually agreed upon, but not later than the termination date, in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term, and thereafter neither Lessor nor Lessee shall have any further liability with respect thereto. In the event of a sublet of the Demised Premises where Lessor does not terminate this Lease but releases Lessee from its obligations under this Lease with respect to the portion of the Demised Premises subject to the sublet, Lessee shall surrender the portion of the Demised Premises subject to the sublease on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term, and, at Lessee's option, at the end of the term of the sublet the space subject to the sublet shall be included in the Demised Premises and thereafter Lessee shall be responsible for all obligations of Lessee hereunder with respect to such space as a primary obligor, or Lessee shall be released of its obligations with respect to such space and thereafter shall have no right to occupy that space. Lessee's option under the prior sentence shall be exercised by notice to Lessor at least one hundred eighty (180) days prior to the expiration of the sublet, and failure to give such notice in a timely fashion shall be deemed an election to include the sublet area in the Demised Premises and be responsible for the obligations therefor. If this Lease shall be canceled as to a portion of the Demised Premises only, annual base rent and Lessee's liability for utilities, operating expenses and real estate taxes shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Lessee's Demised Premises during the term of the proposed sublet, and tenants leasing the canceled portion of the Demised Premises shall have the right, in common with Lessee, to use the lobby, elevators, loading docks, common corridors and bathrooms, parking areas and other common areas. Lessee shall not offer to make, or enter into negotiations with respect to an assignment, sublease or transfer to any party which would be of such type, character, or condition as to be inappropriate as a tenant for the building. It shall not be unreasonable for Lessor to disapprove any proposed assignment, sublet or transfer to any of the foregoing entities. Any purported assignment, sublet or transfer under this Article 13 without Lessor's prior written consent shall be void and of no effect. No acceptance of rent by Lessor from or recognition in any way of the occupancy of the Demised Premises by a sublessee or assignee shall be deemed a consent to such sublease or assignment.

     (b) In the event Lessee assigns or sublets the Demised Premises or any part thereof, Lessee shall, without deducting out-of-pocket costs and expenses incurred by Lessee to third parties in connection therewith, pay Lessor 40% of any rents or other compensation received by Lessee in excess of the rents and other expenses due to Lessor.

     (c) Lessee acknowledges and agrees that it will be a condition of Lessor's financing that Lessee not sublet more than one floor of the Demised Premises in the aggregate (any such sublet, a "Permitted Sublet") nor assign its interest in this Lease except for an assignment in connection with a merger, consolidation, or asset sale which satisfies the credit standards set forth in Section 13.01(a) and which does not require Lessor's consent thereunder (a "Permitted Assignment"). Except for Permitted Sublets or a Permitted Assignment, Lessee shall not make any sublet, assignment or other transfer of its interest in the Lease, and Lessor shall have no obligation to approve any such sublet, assignment or transfer, so long as the Purchase Contract of even date between Metropolitan Life Insurance Company and Lessor is in force and effect.

     Section 13.02. Except where Lessor shall have exercised its option to terminate this Lease or release Lessee from a portion of the Demised Premises under Section 13.01 above, no assignment or transfer of any interest in this Lease, no sublease of the Demised Premises or any part thereof, and no execution and delivery of any instrument of assumption pursuant to Section 13.01 hereof shall in any way affect or reduce any of the obligations of Lessee under this Lease, but this Lease and all of the obligations of Lessee under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). From and after any such assignment or transfer, the obligations of each such assignee and transferee and of the original Lessee named as such in this Lease to fulfill all of the obligations of Lessee under this Lease shall be joint and several. Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Lessee's permitted encumbrances, assignees, employees, transferees, licensees, grantees of a privilege, sub-tenants or occupancy, shall constitute a violation thereof by Lessee.

                                   ARTICLE 14
                                     DEFAULT

     Section 14.01. In the event that:

     (a) the Lessee shall default in the due and punctual payment of any installment of rent, or any part hereof, when and as the same shall become due and payable and such default shall continue for more than ten (10) days after notice that such payment is due;

     (b) the Lessee shall default in the payment of any additional rent or amounts necessary to restore the security deposit, or any part thereof, when and as the same shall become due and payable, and such default shall continue for a period of ten (10) days after notice that such payment is due; or

     (c) the Lessee shall default in the observance or performance of Lessee's covenants, agreements, or obligations under Section 7.02(c) and such default shall not be cured within ten (10) days after notice; or

     (d) the Lessee shall default in the observance or performance of any of the Lessee's covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (a), (b) and (c), and such default shall not be corrected within twenty-one (21) days after written notice; provided, however, if Lessee immediately commenced to cure the default and used all due diligence to effect the cure, but such default was not capable of being cured by Lessee within the said twenty-one (21) day period, the Lessee shall have such additional time (up to 90 days) as is necessary to cure the default provided Lessee diligently prosecutes the cure to completion; or

     (e) the Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties, or of the Demised Premises, or shall make any general assignment for the benefit of creditors; or

     (f) any court enters an order, judgment or decree approving a petition filed against Lessee seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and


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




          such order, judgment or decree shall remain unvacated or unstayed for an aggregate of sixty (60) days;

     (g)  the Demised Premises shall be abandoned except as allowed in Section
          5.04 of this Lease; or

     (h) if Lessor and the "Developer" under the Phase B Agreement are under common control, any monetary default by Lessee under the Phase B Agreement continuing beyond any applicable notice and cure period provided therein, and only if Lessee fails to purchase the Phase B site after such monetary default as provided in Section 5(a) of the Phase B Agreement; or

     (i) if Lessee enters into the Phase B Lease (as defined in the Phase B Agreement), and the landlord under the Phase B Lease is under common control with Lessor, any default by Lessee under the Phase B Lease continuing beyond any applicable notice and cure period provided therein.

then Lessor shall have the right thereafter to re-enter and take complete possession of the Demised Premises, to declare this Lease terminated and to remove the Lessee's effects without prejudice to any remedies which might be otherwise used for arrears of rent or other default.

     The Lessee shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term. Without limiting the generality of the foregoing, Lessor may elect by written notice to Lessee following such termination to be indemnified for loss of rent by a lump sum payment representing the present value of the amount of rent and additional rent which would have been paid in accordance with this Lease for the remainder of the term minus the present value of the aggregate fair market rent and additional rent for the Demised Premises during such time period, estimated as of the date of termination, and taking into account reasonable projections of vacancy and time required to re-let the Demised Premises. (For purposes of the lump sum calculation, additional rent for the last 12 months prior to termination shall be deemed to increase for each year thereafter by the average annual increase during the immediately preceding 5 years in the Consumer Price Index - All Urban Consumers for the Boston Metropolitan area published by the U.S. Department of Labor or a comparable index reasonably selected by Lessor. The Federal Reserve discount rate, or equivalent, shall be used in calculating present values.) In the absence of such election, Lessee shall indemnify Lessor for the loss of rent by a payment at the end of each month which would have been included in the term equal to the difference between the rent and additional rent which would have been paid in accordance with this Lease and the rent actually derived from the Demised Premises by Lessor for such month.

     In addition to the payment(s) due under the prior paragraph, Lessee shall reimburse Lessor for all reasonable expenses arising out of the termination, including without limitation, all costs incurred by Lessor in attempting to re-let the Demised Premises or parts thereof such as advertising, brokerage commissions, tenant fit-up costs, and legal expenses. The reimbursement from Lessee shall be due and payable immediately from time to time upon notice from Lessor of the expense so incurred.

     Section 14.02. If the Lessee shall default in the observance or performance of any condition or covenant on Lessee's part to be observed or performed under or by virtue of any of the provisions of this Lease, and such default continues beyond any applicable notice and cure period or Lessor reasonably determines that an emergency exists, the Lessor, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Lessee. If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to the Lessor by the Lessee as additional rent and if not paid within ten (10) days of demand with interest at the rate of eighteen (18%) percent per annum calculated as of the date such payments were due.

     Section 14.03. No failure by Lessor to insist upon strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon breach thereof, and no acceptance of full or partial rent during the continuance of any breach, shall constitute a waiver of any such breach or of any covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Lessee, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Lessor. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     Section 14.04. In the event (i) any payment of rent (or additional rent) is not paid within ten (10) business days of the due date, or (ii) a check received by Lessor from Lessee shall be dishonored, then because actual damages for a late payment or for a dishonored check are extremely difficult to fix or ascertain, but recognizing that damage and injury result therefrom, Lessee agrees to pay the greater of 5% of the amount due in (i) or $150.00 as liquidated damages for each late payment and the greater of 2.5% of the amount due in (ii) or $45.00 as liquidated damages for each time a check is dishonored. (The grace period herein provided is strictly related to the liquidated damages for a late payment and shall in no way modify or stay Lessee's obligation to pay rent when it is due, nor shall the same preclude Lessor from pursuing its remedies under this Section 14, or as otherwise allowed by law.) In the event that two (2) or more Lessee's checks are dishonored, Lessor shall have the right, in addition to all other rights under this lease, to demand all future payments by certified check or wire transfer. Furthermore, if any payment of rent (annual or additional) or any other payment payable hereunder by Lessee to Lessor shall not be paid when due, the same shall bear interest, from the date when the same was due until the date paid, at the rate of eighteen percent (18%) per annum. Such interest shall constitute additional rent payable hereunder.

     Section 14.05. Each right and remedy of Lessor provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

     Section 14.06. Whenever, under any provision of this Lease, Lessee shall be entitled to receive any payment from Lessor or to exercise any privilege or right under this Lease, Lessor shall not be obligated to make any such payment and Lessee shall not be entitled to exercise any such privilege or right so long as Lessee shall be in default under any of the provisions of this Lease, and until after such default shall have been cured, if cured prior to the expiration or termination of this Lease pursuant to the provisions of Section 14.01 hereof. Lessee shall not be entitled to offset against rent or any other charges payable under this Lease any payments due from Lessor to Lessee.

                                   ARTICLE 15
                                    SURRENDER

     Section 15.01. Lessee shall, upon any expiration or earlier termination of this Lease, remove all of Lessee's goods and effects from the Demised Premises. Lessee shall peaceably vacate and surrender to the Lessor the Demised Premises and deliver all keys, locks thereto, and subject to Section 8.01 all alterations and additions made to or upon the Demised Premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and damage by fire or other casualty or taking or condemnation by public authority or as a result of Lessor's negligence or willful misconduct only excepted. In the event of the Lessee's failure to remove any of Lessee's property from the Demised Premises, Lessor is hereby authorized, without liability to Lessee for loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense, or to retain same under Lessor's control or to sell at public or private sale, after thirty (30) days notice to Lessee at its address last known to Lessor, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

                                   ARTICLE 16
                                 QUIET ENJOYMENT

     Section 16.01. Lessee, subject to any ground leases, deeds of trust and mortgages to which this Lease is subordinate, upon paying the rent and other charges herein provided for and performing and complying with all covenants, agreements, terms and conditions of this Lease on its part to be performed or complied with, shall not be prevented by the Lessor, or anyone claiming by, through or under Lessor, from lawfully and quietly holding, occupying and enjoying the Demised Premises during the term of this Lease, except as specifically provided for by the terms hereof.

                                   ARTICLE 17
                             ACCEPTANCE OF SURRENDER

     Section 17.01. No surrender to Lessor of this Lease or of the Demised Premises or any part thereof or of any interest therein by Lessee shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Lessor. No act on the part of any representative or agent of Lessor, and no act on the part of Lessor other than such a written agreement and acceptance by Lessor, shall constitute or be deemed an acceptance of any such surrender.

                                   ARTICLE 18
                          NOTICES - SERVICE OF PROCESS

     Section 18.01. All notices, demands, requests and other instruments which may or are required to be given by either party to the other under this Lease shall be in writing. All notices, demands, requests and other instruments from Lessor to Lessee shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to Lessee, Attention: Robert Angelo at the Demised Premises and to the Lessee, Attention: David Sommers at the Demised Premises (and, until Lessee occupies the Demised Premises, to Lessee, Attention: Robert Angelo at Two Vision Drive, Natick, Massachusetts, and to Lessee, Attention:
David Sommers at Two Vision Drive, Natick, Massachusetts 01760), or at such other address or addresses as the Lessee from time to time may have designated by written notice to Lessor, with a copy to David B. Currie, Esq., Choate, Hall & Stewart, Exchange Place, Boston, Massachusetts 02109 and James B. Thomson, Leggatt McCall Grubb & Ellis, One International Place, Boston, Massachusetts 02110. All notices, demands, requests and other instruments from Lessee to Lessor shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to Lessor, Attention: Jonathan Davis at c/o The Davis Companies, One Appleton Street, Boston, MA 02116, and to Lessor, Attention: Paul Marcus at c/o The Davis

Companies, One Appleton Street, Boston, MA 02116 or at such other address as Lessor from time to time may have designated by written notice to Lessee, with a copy to Richard D. Rudman, Esq., Hill & Barlow, One International Place, Boston, Massachusetts 02110. Any notice shall be deemed to be effective upon receipt by, or attempted delivery to, the intended recipient.

                                   ARTICLE 19
                           SEPARABILITY OF PROVISIONS

     Section 19.01. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or contrary to applicable law or unenforceable, the remainder of this Lease, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or contrary to applicable law or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Lease shall be legally valid and enforced to the fullest extent permitted by law.

                                   ARTICLE 20
                                  MISCELLANEOUS

     Section 20.01. This Lease may not be modified or amended except by written agreement duly executed by the parties hereto.

     Section 20.02. This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     Section 20.03. This Lease may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

     Section 20.04. The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Lessor, its successors and assigns, and Lessee, and Lessee's successors and assigns, and no extension, modification or change in the terms of this Lease effected with any successor, assignee or transferee shall cancel or affect the obligations of the original Lessee hereunder unless agreed to in writing by Lessor. The term "Lessor" as used herein and throughout the Lease shall mean only the owner or owners at the time in question of Lessor's interest in this Lease. Upon any transfer of such interest, from and after the date of such transfer, Lessor herein named (and in case of any subsequent transfers the then transferor), shall be relieved of all liability for the performance of any obligations on the part of the Lessor contained in this Lease except for defaults by Lessor prior to such transfer or monies owned by Lessor to Lessee and which were not assigned to and repayment or performance thereof assumed by such transferee, provided that if any monies are in the hands of Lessor or the then transferor at the time of such transfer, and in which Lessee has an interest, shall be delivered to the transferee, then Lessee shall look only to such transferee for the return thereof.

     Section 20.05. This instrument (including the exhibits) contains the entire and only agreement between the parties regarding the lease of the Demised Premises other than the Phase B Agreement, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.

     Section 20.06. In the event this Lease or a copy thereof shall be recorded by Lessee, then such recording shall constitute a default by Lessee under
Article 14 hereof entitling Lessor to immediately terminate this Lease. Lessor and Lessee shall, contemporaneously with the execution of the Lease, execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease. All costs of preparation and recording such notice shall be borne by Lessee.

     Section 20.07. The submission of this Lease for review or comment shall not constitute an agreement between Lessor and Lessee until both have signed and delivered copies thereof.

     Section 20.08. Whenever Lessee is required to obtain Lessor's approval hereunder, Lessee agrees to reimburse Lessor all out-of-pocket expenses incurred by Lessor, including reasonable attorney fees in order to review documentation or otherwise determine whether to give its consent.

     Section 20.09. Lessee shall furnish to Lessor on the execution of this Lease and within forty-five (45) days after each calendar quarter and within one hundred twenty (120) days after each calendar year of each year during the term an accurate, up-to-date, audited if available, financial statement of Lessee showing Lessee's financial condition for the immediately preceding calendar quarter or calendar year. Lessee shall also provide the same financial statements, at the same times, for any assignee of Lessee's interest in this Lease or any sublessee subleasing more than 10,000 square feet.

     Section 20.10. Lessor agrees that during the term of this Lease, Lessee may, at no additional cost, use 268 parking spaces at the Premises on a non-exclusive basis as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business. Lessee may also use, at no additional cost, all other available parking at the Premises. At Lessee's request and expense Lessor shall construct additional parking on the Premises for Lessee's use as shown on "EXHIBIT C" attached hereto. To the extent Lessor owns or exclusively controls the parking directly in front of the Demised Premises, at Lessee's request such parking spaces for motor vehicles shall be labeled as "Visitor Parking only."

     Sections 20.11 and 20.12. Intentionally deleted.

     Section 20.13. Lessor and Lessee each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Demised Premises other than Leggatt McCall/Grubb & Ellis ("Broker"). Each party agrees to exonerate and save harmless and indemnify the other against any loss, cost, claim or expense (including reasonable attorney's fees) resulting from a breach of the forgoing representation and warranty. Broker is to be paid, by Lessor, a fee for the initial space based on Boston standard rates (i.e., 5, 4, 4, 3, 2, 1.5, . . 1.5) applied only to the base rent amount due under this Lease, fifty (50%) percent at the later of lease signing or Landlord taking title to the Premises and fifty (50%) percent when Tenant occupies substantially all of the Demised Premises and begins payment of rent.

     Section 20.14. Intentionally deleted.

     Section 20.15. In the event Lessor shall be delayed or hindered in or prevented from the performance of any act (excluding monetary obligations) required under this Lease to be performed by Lessor by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, riots, insurrection, war or other reason of a like nature not the fault of the Lessor, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. In the case of casualty or eminent domain, this Section shall be limited to Lessor's inability to perform any such act for an additional period of sixty (60) days beyond those allowed in Section 11.01. This Section
20.15 shall not operate to extend the dates set forth in Section 7.06 and
Section 1.03.

     Section 20.16. Lessee shall have the right to install one sign identifying Tenant on each of the north and west exterior walls of the Demised Premises, and to install a tombstone ground sign identifying Tenant adjacent to the entrance to the Premises on Route 9 and to install other signage as may be reasonably acceptable to Lessor. Lessee shall obtain all required governmental approvals at its expense, and the tombstone ground sign shall also be subject to obtaining necessary rights from the adjacent property owner at Lessee's expense. Lessee shall design and install such signs in locations and in accordance with plans and with contractors approved in advance by Lessor, which approval shall not be unreasonably withheld or delayed. Lessee shall maintain, keep in good condition and repair, and pay for all taxes and costs in connection with the furnishing, installation, use and maintenance of such signs, provided that Lessor shall reimburse Lessee for up to $7,500 in signage costs as incurred. Lessee shall remove the signs and restore the Demised Premises to its condition prior to the installation thereof, at Lessee's sole cost and expense, upon termination of this Lease. If this Lease is terminated with respect to 25% or more of the Demised Premises under Section 13.01(a) and leased to another tenant, Lessor may grant exterior signage rights to such other tenant. If any portion of the Lease is terminated under Section 13.01(a) or otherwise, Lessor may grant reasonable interior signage rights to any other tenant.

     Section 20.17. None of the provisions of this Lease shall cause Lessor to be liable to Lessee, or anyone claiming through or on behalf of Lessee, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues. In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director or similar party be liable for the performance of or by Lessor or Lessee under this Lease or any amendment, modification or agreement with respect to this Lease. Lessee agrees to look solely to Lessor's interest in the Premises in connection with the enforcement of Lessor's obligations in this Lease.

     Section 20.18. In the event of an emergency, as reasonably determined by Lessor or Lessee, as applicable, in order and to the extent necessary to protect life or property, the party making that determination, where it is not practical to notify the other party, may take action and incur out-of-pocket cost to third parties for matters otherwise the obligation of the other party hereunder and, to the extent the party taking action incurs expense in so acting, which expense, but for such emergency would have been the expense of the other, then the party on behalf of whom such action was taken and expense incurred will, within fourteen (14) days after receipt of documentation of such expenses, reimburse the party which incurred such expense.

     Section 20.19. Intentionally deleted.

     Section 20.20. Any reference to a material default of this Lease shall be deemed to include, without limitation, any monetary default of this Lease in excess of $5,000.00.

     Section 20.21. The expression "the original term" means the period of years referred to in Article 2. Prior to the exercise by Lessee of any election to extend the original term, the expression "the term of this Lease" or any equivalent expression shall mean the original term; after the exercise by Lessee of the aforesaid election, the expression "the term of this Lease" or any equivalent expression shall mean the original term as extended.

     Section 20.22. Lessor shall pay all reasonable attorney's fees incurred by Lessee in connection with any legal action concerning an alleged breach of this Lease to the extent that Lessee is the prevailing party. Lessee shall pay all reasonable attorney's fees incurred by Lessor in connection with any legal action concerning an alleged breach of this Lease to the extent that Lessor is the prevailing party.

     Section 20.23. Lessor warrants that, as of the date the Premises is acquired by Lessor (at which time Lessee's notice of lease shall be recorded), the Premises shall be subject only to the matters set forth on EXHIBIT "D," Lessor's construction financing (which shall have been approved by

Lessee pursuant to Section 1.03 and shall be subject to a mutually acceptable subordination and non-disturbance agreement), zoning approvals for the Demised Premises and related site improvements, and such other matters as may be approved by Lessee (such approval not to be unreasonably withheld or delayed). Lessor further warrants that, as of the date the Premises is acquired, the proposed use of the Demised Premises for general office purposes, including computer software engineering, shall be permitted under applicable zoning regulations and permits.

     Section 20.24. At Lessee's request, Lessor shall purchase up to Ten Thousand Dollars ($10,000.00) of artwork selected by Lessee to be installed in or around the Demised Premises. The artwork shall be Lessee's property.

     Section 20.25. The parties acknowledge and agree that prospective debt or equity investors may require modifications to the Lease for the purpose of implementing the investor protection provisions hereof or otherwise facilitating the financability of this Lease. Lessee agrees not to unreasonably withhold or delay its agreement to enter into requested modifications provided that, in the reasonable opinion of Lessee, the same shall in no way affect the rent or otherwise in any material respect adversely affect any of the essential rights of the Lessee under this Lease.


                               ARTICLES 21 AND 22

     Intentionally deleted.

                                   ARTICLE 23
                                     OPTION

     Section 23.01. Provided the obligations of Lessee under this Lease shall then be current and not in material default beyond any applicable notice and cure period, Lessee shall have the right, at its election, to extend the original term of this Lease for two (2) additional periods of five (5) years each commencing upon the expiration of the original term, provided that Lessee shall give Lessor written notice in the manner provided in Section 18.01 of the exercise of its election to so extend at least twelve (12) months prior to the expiration of the term (as the same may have been extended) of this Lease. Except as expressly otherwise provided in this Lease, all the agreements and conditions in this Lease contained shall apply to the additional period to which the original term shall be extended as aforesaid. The construction and design reimbursements provided in Sections 2.05 and 2.06 shall apply only to the work for initial occupancy of the Demised Premises, and Lessor shall have no obligation to pay for the design or construction of improvements to the Demised Premises during any extension period. If Lessee shall give written notice as provided in Section 18.01 of the exercise of the election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of Lessor.

     Section 23.02. The base rent during the first 5 year additional period shall be at an annual rate of Twenty-One and 61/100 ($21.61) Dollars per Rentable Square Foot, and during the second 5 year additional period shall be at an annual rate of Twenty-Four and 31/100 ($24.31) Dollars per Rentable Square Foot.


                                   ARTICLE 24
                              RIGHT OF FIRST OFFER

     Section 24.01. Lessor agrees to notify Lessee if, after the Commencement Date and during the term of this Lease, and provided Lessee is then occupying at least 60,000 Rentable Square Feet in the Demised Premises and has remained and is then current and not in material default of this Lease beyond any applicable notice and cure period, Lessor intends to sell the Premises and in such notice, Lessor shall offer the Premises to Lessee at the same price, terms and conditions as the Premises would be offered to the public (the "Offer").

     Within seven (7) days of Lessee's receipt of the Offer, Lessee shall notify Lessor ("Lessee's Purchase Notice") of its desire to accept or reject the Offer. If Lessee accepts the Offer, within fourteen (14) days after delivery of Lessee's acceptance to Lessor, Lessee and Lessor shall execute a Purchase and Sale Agreement, substantially on the Greater Boston Real Estate Board Form ("P&S") reflecting Lessor's agreement to sell and Lessee's agreement to purchase the Premises on the same terms and conditions contained in the Offer and Lessee shall pay a deposit of $250,000 to a mutually acceptable third-party escrow agent.

     In the event Lessee rejects the Offer, or fails or neglects to timely deliver Lessee's Purchase Notice, then the rights granted to Lessee pursuant to this Article 24 shall lapse and thereafter be void and of no further force and effect and Lessor shall be entitled to sell the Premises to a third party for a period of nine (9) months after the last date on which Lessee was required to deliver Lessee's Purchase Notice, provided that the third-party sale is not on terms materially more favorable to the purchaser than the Offer made to Lessee. A reduction in the sale price of seven and one-half percent (7.5%) or more shall be considered material. If the Premises is not sold within such nine (9) month period and Lessor is continuing or desires to resume its sale efforts, or if Lessor desires to sell the Premises on materially more favorable terms to the purchaser, Lessor shall re-offer the Premises to Lessee pursuant to this Article
24. For purposes of this Article 24, a "sale" occurs upon execution of a binding purchase and sale agreement, subject to buyer's contingencies, so long as the property is subsequently conveyed pursuant to all of its material terms.

     In the event Lessee shall give Lessee's Purchase Notice and then fail or neglect to timely enter into the P&S in accordance with the terms of this
Section 24.01, or if Lessee fails to complete the transaction contemplated in the P&S, Lessee's right to purchase the Premises under this Article 24 shall lapse and be null, void and without recourse to Lessor, for the balance of the term.

     For the purposes of this Article, "material default" shall include, but not be limited to, failure to make any rent or other payment required by Lessee hereunder, a default under Article 14.01(d), (e) or (f) or under Articles 4, 9 and 13.

     Lessee's rights under this Article 24 shall not apply to a joint venture transaction in which Lessor, or the principals of Lessor, will retain a direct or indirect interest in the Premises. Lessee's rights under this Article shall also not apply to any sale contract entered into prior to the Commencement Date, a foreclosure, a deed-in lieu of foreclosure to a mortgage lender (or its affiliate), or a sale of the Premises by a mortgage lender (or its affiliate) who acquires the Premises by foreclosure or deed-in-lieu of foreclosure, but shall apply thereafter to any subsequent sale of the Premises.

     It is intended that this instrument will take effect as a sealed instrument.






                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Lessor and Lessee have signed the same as of this 20th day of December, 1996.

                                                     DIV NATICK, LLC


                                                    By:  ???????????????
                                                      ------------------------
                                                          Manager


                                                    SYSTEMSOFT CORPORATION

                                                    By: /s/ David P. Sommers
                                                       ------------------------
                                                       Name: David P. Sommers
                                                       Title:VP Finance & CFO

                                    EXHIBIT A
                                LEGAL DESCRIPTION

                                    Premises

     That certain parcel of land with improvements situated thereon in Natick, Middlesex County, Massachusetts, bounded and described as follows:

NORTHERLY      by Worcester Street by two (2) lines measuring, respectively, one hundred eighty-nine and 95/100 (189.95) feet and six hundred forty and 69/100 (640.69) feet;

EASTERLY by land now or formerly of George J. Dimatteo, by land now or formerly of Brian B. and Tracey Kennedy and by Walnut Avenue, two hundred sixty-seven and 72/100 (267.72) feet;

NORTHERLY      by said Walnut Avenue, twenty-five (25) feet;

EASTERLY       by land now or formerly of John F. and Mary M. Burns and Margaret
               E. Morrissey, one hundred ten and 21/100 (110.21) feet;

NORTHERLY      by the same, ninety and 00/100 (90.00) feet;

EASTERLY by land now or formerly of Jeffrey A. and Karen G. Wise, by Carlisle Terrace, by land now or formerly by Wilbur R. and F. Beatrice Upson and by land now or formerly of Dennis, John and Linda A. Doerr, by two (2) lines measuring, respectively, two hundred seventy-three and 41/100 (273.41) feet and fifty-nine and 07/100 (59.07) feet;

SOUTHERLY      by land now or formerly of Wendell P. III and Marie B. Carter and by land now or formerly of Sonja E. Hicks, one hundred fifteen and 46/100 (115.46) feet;

EASTERLY by land now or formerly of said Hicks, two hundred one and 49/100 (201,49) feet;

SOUTHERLY      by land now or formerly of said Hicks and by land now or
               formerly of Mill Hunt Real Estate Corporation, three hundred four and 26/100 (304.26) feet;

EASTERLY by land now or formerly of said Mill Hunt Real Estate Corporation, and by land now or formerly of Ellen G. Harwood, by three (3) lines measuring, respectively, twenty-eight and 86/100 (28.86) feet, sixty-eight and 627/100 (68.62) feet and four hundred fifty-three and 38/100 (453.38) feet;

SOUTHERLY      by land now or formerly of Edward J. and Karen A. Menard, two hundred twenty and 55/100 (220.55) feet;

EASTERLY       by the same, one hundred forty-nine and 43/100 (149.43) feet;

SOUTHWESTERLY  by land now or formerly of Laura J. Klabin, thirteen and 83/100
               (13.83) feet;

WESTERLY by land now or formerly of Helen G. Keniston and by land now or formerly of Paul P. and Suzanne M. Sullivan, by two (2) lines measuring, respectively, one hundred fifteen and 76/100 (115.76) feet and one hundred ninety-five and 00/100 (195.00) feet;

SOUTHERLY      by land now or formerly of said Sullivans, two hundred nine and
               36/100 (209.36) feet;

EASTERLY       by the same, sixty and 07/100 (60.07) feet;

SOUTHERLY      by land now or formerly of Jay J. and Lynda M. Mahoney, one hundred fourteen and 86/100 (114.86) feet;

WESTERLY by land now or formerly of Boston Young Women's Christian Association, Inc, and by land now or formerly of Apple Hill Associates, shown as Lot I on the hereinafter mentioned plan, by two (2) lines measuring, respectively, three hundred thirty-seven and 93/100 (337.93) feet and one hundred sixty-seven and 27/100 (167.27) feet;

NORTHERLY      by land now or formerly of Apple Hill Associates, shown as Lot I on the hereinafter mentioned plan, two hundred ninety-four and 54/100 (294.54) feet;

WESTERLY       by the same, two hundred seventy and 57/100 (270.57) feet;

SOUTHWESTERLY  by the same two hundred ninety-two and 68/100 (292.68) feet along a curve having a radius of two hundred twenty-five and 00/100 (225.00) feet;

WESTERLY       by the same, one hundred twelve and 65/100 (112.65) feet; and

NORTHWESTERLY  by the same one hundred twelve and 96/100 (112.96) feet along a curve having a radius of one hundred twenty and 00/100 (120.00) feet.

     Being shown as Lot II (containing approximately 16.000 acres), Area "A" (containing approximately 0.903 acres), and "Conservation Land" (containing approximately 5.683 acres) on a plan prepared by C. T. Male Associates, Inc., South Deerfield, Massachusetts, entitled "Plan of Land In Natick (Middlesex County), Massachusetts, Prepared For Apple Hill Associates", dated May 6, 1985, recorded with Middlesex South District Registry of Deeds in Book 16427,
Page 459.

                                   SYSTEMSOFT
                                 LEASE EXHIBIT B
                    DESIGN DEVELOPMENT PLANS & SPECIFICATIONS
                                  DOCUMENT LIST

                                 Dated 12/16/96


I) DESIGN DEVELOPMENT PLANS
- All as revised on November 7, 1996

CIVIL/SITE - PREPARED BY RIZZO ASSOCIATES, INC.

Drawing          Dated            Description

 C-2             09/09/96         Existing Conditions Plan
 C-3             09/09/96         Site Layout and Materials Plan
 C-4             O9/09/96         Grading and Drainage Plan
 C-5             09/09/96         Utility Plan
 C-6             O9/09/96         Erosion Control Plan
 C-7             09/09/96         Construction Details
 C-8             09/09/96         Construction Details
 C-9             09/09/96         Construction Details
 L-1             09/09/96         Landscaping Site Plan
 SE-1            09/26/96         Photometric Plan


ARCHITECTURAL PREPARED BY SPAGNOLO/GISNESS & ASSOCIATES, INC.

Drawing          Dated            Description

A-1              10/03/96         First Floor Plan
A-2              10/03/96         Second Floor Plan
A-3              10/03/96         Third Floor Plan
A-4              10/03/96         Schematic Roof Plan
A-5              I0/03/96         Exterior Elevations
A-6              10/03/96         North Elevations
A-7              10/03/96         East Elevations
A-8              10/03/96         Southeast, Southwest & Northwest Elevations
A-9              10/03/96         Wall Sections & Partial End Elevations


STRUCTURAL-PREPARED BY MCNAMARA/SALVIA, INC.

Drawing          Dated            Description

S-1              10/03/96         General Notes
S-2              10/03/96         First Floor/Foundation Plan
S-3              10/03/96         Second Floor Framing Plan

                                                        EXHIBIT B DOCUMENT LIST

Drawing          Dated            Description

S-4              10/03/96         Third Floor Framing Plan
S-5              10/03/96         Roof Framing Plan
S-6              10/03/96         Column Schedule
S-7              10/03/96         Typical Concrete Details
S-8              10/03/96         Typical Steel & Masonry Details
S-9              10/03/96         Typical Joist Details
S-10             10/03/96         Sections & Details

FIRE PROTECTION - AS PREPARED BY ABBOOD/HOLLORAN ASSOCIATES, INC.

Drawing          Dated            Description

FS01             10/01/96         Sprinkler System - First Floor
FS02             10/01/96         Sprinkler System - Second Floor
FS03             10/01/96         Sprinkler System - Third Floor
FA01             10/01/96         Fire Alarm System - First Floor
FA02             10/01/96         Fire Alarm System - Second Floor
FA03             10/01/96         Fire Alarm System - Third Floor

PLUMBING - AS PREPARED BY ABBOOD/HOLLORAN ASSOCIATES, INC.

Drawing          Dated            Description

 P-1             10/03/96         Plumbing Legend & Diagrams
 P-2             10/03/96         First Floor Plumbing Plan
 P-3             10/03/96         Second Floor Plumbing Plan
 P-4             10/03/96         Third Floor Plumbing Plan
 P-5             10/03/96         Riser Diagrams

HVAC- AS PREPARED BY ABBOOD/HOLLORAN ASSOCIATES, INC.

Drawing          Dated            Description

H-1              10/03/96         HVAC Schedules, General Notes and Legend
H-2              10/03/96         HVAC - Details & Schematics
H-3              10/03/96         HVAC - First Floor Ductwork Plan
H-4              10/03/96         HVAC - Second Floor Ductwork Plan
H-5              10/03/96         HVAC - Third Floor Ductwork Plan

                                                        EXHIBIT B DOCUMENT LIST

ELECTRICAL - AS PREPARED BY ABBOOD/HOLLORAN ASSOCIATES, INC.

Drawing          Dated            Description

E-1              10/03/96         Electrical Legend, Notes and Schedules
E-2              10/03/96         Electrical - Site Plan
E-3              10/03/96         Electrical - First Floor Lighting & Power
E-4              10/03/96         Electrical - Second Floor Lighting & Power
E-5              10/03/96         Electrical - Third Floor Lighting & Power
E-4              10/03/96         Electrical Risers & Schedules


II)   BASE BUILDING IMPROVEMENTS DESIGN DEVELOPMENT SPECIFICATIONS
      DATED 11/7/96

                            [GRAPHIC: LEASE EXHIBIT C
                               ADDITIONAL PARKING]

                                   EXHIBIT D



     The matters listed in Lawyers Title Insurance Company Commitment no.
96-0243.

                                   SYSTEMSOFT
                                LEASE EXHIBIT E
                           LESSEE'S PRELIMINARY PLANS
                                 DOCUMENT LIST

                                 Dated 12/16/96


ARCHITECTURAL - PREPARED BY SPAGNOLO/GISNESS & ASSOCIATES, INC.


Drawing          Dated            Description

OL-1             10/24/96         First Floor
OL-2             10/24/96         Second Floor
OL-3             10/24/96         Third Floor